Exhibit 4.32

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed

SHARE pURCHASE AGREEMENT

BY AND AMONG

PRO SPORTORITY (ISRAEL) LTD.

MINUTE MEDIA INC.

CORTEX MEDIA GROUP LTD.

GIX MEDIA LTD.

AND

THE FOUNDERS named herein

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), is entered into effective as of November 9, 2025, by and among (i) Pro Sportority (Israel) Ltd. (the “Purchaser”) and Minute Media Inc. (“Parent”), (ii) Cortex Media Group Ltd. (the “Company”), (iii) Gix Media Ltd. (the “Seller”), and (iv) each of the Persons identified on Exhibit A hereto (the “Founders”).

RECITALS

WHEREAS, the Seller owns of record and beneficially 80% of the issued and outstanding share capital of the Company, as of the date hereof and as of Closing;

WHEREAS, Purchaser desires to acquire, and the Seller desires to sell to the Purchaser, all of the issued and outstanding share capital of the Company on a fully diluted basis held by Seller, constituting 80% of the issued and outstanding share capital of the Company, free and clear of any Liens, on the terms and conditions set forth herein;

WHEREAS, on the date hereof, concurrently with the execution of this Agreement, as a condition to the Closing hereunder, all other holders of the issued and outstanding share capital of the Company (the “Other Sellers”), holding together with the Seller, 100% of the issued and outstanding share capital of the Company on a fully diluted basis, as of the date hereof and as of Closing, are entering into and delivering to the Purchaser, share transfer agreements, in substantially the form delivered to Gix (the “Share Transfer Agreements”), for the transfer of their shares free and clear of any Liens, on the terms and conditions set forth therein;

WHEREAS, on the date hereof, and as an inducement for the Purchaser to enter into this Agreement, certain employees of the Company have entered into amendments to employment agreements with the Company, in the forms acceptable and delivered to the Purchaser (the “Employment Documents”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
Definitions

Section 1.01 Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

“102 Trustee” means the trustee appointed by the Company in accordance with the provisions of the Israel Tax Ordinance, and approved by the ITA, with respect to Company 102 Shares.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For purposes hereof, “control” (including the terms “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the public company, Gix Internet Ltd. and its direct subsidiaries shall not be deemed an Affiliate of Seller.

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“Aggregate Consideration” means as set forth in Section 1.01(a).

“Applicable Law” means any Israeli, U.S, federal, state, local, municipal, or other law (including common law), statutes, regulations, regulatory guidance, directives, constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, issued, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Business Day” means a day, other than Friday and Saturday or other day on which commercial banks in Tel-Aviv-Jaffa, Israel are authorized or required by Applicable Law to close.

“Change of Control Payments” means the aggregate amount of all change of control, bonus, termination, severance or other similar payments to any Person under any Contract or Company Employee Plan, any increase of any benefits otherwise payable by the Company Group or any forgiveness of any indebtedness pursuant to an agreement in effect prior to the Closing; as a result of or in connection with the transactions contemplated by this Agreement (alone or in combination with any other event).

“Company 102 Shares” shall mean Company Ordinary Shares issued upon the exercise of any Company Options granted and intended to qualify under the capital gains track described in Section 102(b)(2) of the Israel Tax Ordinance and held by the 102 Trustee pursuant to the Israel Tax Ordinance.

“Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement that has been delivered by the Company to the Purchaser pursuant to Article III.

“Company Fundamental Representations” means the Company’s representations and warranties in Section 3.01(a), (b) and (c) (Corporate Existence and Power), Section 3.02 (Corporate Authorization), Section 3.03 (Non Contravention) and Section 3.04(a), (b), (e) and (g) (Capitalization).

“Company Group” means the Company and each of its Subsidiaries.

“Company Options” shall mean all issued and outstanding options, whether vested or unvested, to acquire Company Shares, in each case, excluding any options reserved but not granted.

“Company Option Plan” means the Company’s 2017 Israeli Share Option Plan.

“Company Shares” means the Ordinary Shares, Ordinary A Shares and Ordinary B Shares, par value NIS 0.01 each, of the Company.

“Company Working Capital” means (i) the Company’s total consolidated current assets, minus (ii) the Company’s total consolidated current liabilities (excluding Transaction Expenses), in the case of each of clauses (i) and (ii), as of immediately prior to the Closing and determined in accordance with GAAP in accordance with past practices (it being understood that in the event of any conflict between GAAP and the Company’s past practice, GAAP will govern).

“Confidential Information” means any and all non-public confidential or proprietary information of the Company Group, including Trade Secrets, techniques, know-how, processes, equipment, algorithms, Software, design details and specifications, financial information, customer lists, business forecasts, sales and marketing plans, all notes, analyses, reports, compilations, studies, interpretations, summaries or other documents, and any and all non-public or confidential or proprietary information disclosed to the Company Group or any of its Representative by any other Person on a confidential basis.

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“Consent” means any consent, approval, license, permission, requirement, exemption, Order, waiver, allowance, novation, authorization, declaration, clearances, filing, registration or notification.

“Contract” means any legally binding contract, agreement, understanding, arrangement, undertaking, obligation, binding commitment, indenture, note or bond or other instrument under which Liability may be incurred (whether written or oral).

“Environmental Laws” shall mean all Applicable Laws, directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Substance or any Hazardous Substance Activity.

“Existing Debt” means solely the Company Debt designated as such in Section 3.08(f) of the Company Disclosure Schedule.

“GAAP” shall mean Israeli generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental, quasi governmental or regulatory body of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, organization, unit, or body, or (d) court, arbitrator, public tribunal or other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Tax Authority or power of any nature; or (e) any official of any of the foregoing.

“Governmental Authorization” means any permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

“Governmental Grant” means any grant, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority or funding of any Governmental Authority.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Applicable Law relating to human health and safety, the environment or any of the foregoing substances.

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“Intellectual Property” or “Intellectual Property Rights” means any and all industrial and intellectual property rights worldwide and all rights associated therewith, whether under common law or statutory rights, including (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), invention disclosures, discoveries, improvements, including those that are included in any patent claim, are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceedings brought on a patent, or could have been included as a claim in a patent; and all patents (including utility and design patents, industrial designs and utility models), patent applications, and all other rights of inventorship, worldwide, together with all reissuances, renewals, extensions, provisionals, continuations, continuations-in-part, continuing prosecution applications, requests for continuing examinations, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof; and any registrations of any of the foregoing, worldwide, including all priority rights; (b) trademarks, common law trademarks, service marks, trade names, service names, brand names, trade dress rights, logos and Network Identifiers, together with the goodwill associated with any of the foregoing throughout the world, and all applications, registrations and renewals thereof; (c) copyrights, copyrights registrations and applications and renewals thereof, including in and to works of authorship, moral rights, economic rights of authors and inventors, however denominated, mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations, collective works, and derivative works thereof; (d) all trade secrets and confidential information, proprietary information, business and technical information (including ideas, research and development, know-how, formulas, technology, compositions, manufacturing and production processes and techniques, technical data, engineering, production and other designs, plans, drawings, engineering notebooks, industrial models, software and specifications), in each case, whether or not they constitute a trade secret as defined under any Applicable Law; (e) all software, computer programs, applications (including mobile applications for iOS and Android), computed aided design files, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; computer-based databases and compilations, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, specifications, user interfaces and related “look and feel,”; all versions, updates, corrections, enhancements and modifications related to any of the foregoing; and all documents (including, user manuals, training documentation, developer notes, comments and annotations) related to any of the foregoing; (f) all computer and electronic data, data processing programs, documentation and software, both source code and object code (including flow charts, diagrams, descriptive texts and programs, computer print-outs, underlying tapes, computer databases and similar items), computer applications and operating programs; (g) design rights, industrial design rights, mask work and integrated circuit topography, registrations and applications therefor and any renewals; (h) all Digital and Social Media Assets; in each of the above cases, together with (i) all rights to sue for and remedies against past, present and future infringements, misappropriate or dilution of any or all of the foregoing and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide; (ii) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and (iii) all similar or equivalent rights to any of the foregoing and all other proprietary, intellectual property and other rights relating to any or all of the foregoing.

“Israel Tax Ordinance” shall mean the Israeli Income Tax Ordinance (New Version), 1961, and any regulations promulgated thereunder (as amended).

“Key Persons” means the Persons identified on Schedule 1.1 of the Company Disclosure Schedule.

“Knowledge” (and expressions of similar import) means, with respect to the Company, the knowledge of Founders, after making reasonable due inquiry (including inquiry of such Persons who may be reasonably expected to have knowledge of the fact or matter asserted).

“Liability” means any and all claims, debts, liabilities, Tax, penalty, fine, judgment, losses, loss of benefit or relief, cost or expense, obligations and commitments of whatever nature, fixed, absolute or contingent, matured or un-matured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) regardless of whether the same would be required by applicable generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto.

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“Lien” means, with respect to any security, property or asset, as the case may be, any mortgage, lien, pledge, charge, security interest, encumbrance, hypothecation, options, easement, trust, equitable interest, servitude, proxies, right of first refusal, defect in title, impediment of title, impairment of title, imperfection of title, preemptive right or restrictions or rights of third parties of any nature (including any spousal community property rights, any restriction on the voting, transfer, receipt of any income derived from, the possession of any security, or the exercise or transfer of any other attribute of ownership of a security) or other adverse claim of any kind in respect of such property or asset, existing or known to be pending restriction on the use of any asset or the possession, exercise or transfer of any attribute of ownership of any asset, or any claim with respect to any of the foregoing.

“Losses” means any and all losses, Liabilities, claims, damages, deficiencies, diminutions in value, fines, payments, Taxes, assessments, judgments, settlements, compromises, costs and expenses, whether or not arising from or in connection with any third-party claims (including, without limitation, interest, penalties, attorneys’, accountants’, consultants’ and experts’ costs, fees and expenses and all amounts paid in investigation, preparation for, defense or settlement of any Proceedings) or any other claim, default, demands, including in asserting, preserving or enforcing an indemnified party’s rights under this Agreement or any Transaction Document; provided that “Losses” shall not include consequential, incidental, indirect, special or punitive damages (unless actually awarded to a third party).

“Order” means any temporary, preliminary or permanent order, injunction, judgment, decree, edict, pronouncement, determination, reported decision, published opinion, verdict, sentence, stipulation, subpoena, ruling, writ, assessment or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel or any Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Parent Shares” means the most senior class of Preferred Shares of the Parent as of the Closing Date, i.e. Preferred J Shares of Parent, par value £0.001 each.

“Parent Share Value” means US$[***] (subject to adjustments due to recapitalization event, such split, consolidation etc.).

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, trust, estate, unincorporated organization, Governmental Authority or other entity.

“Proceeding(s)” means any judicial, administrative or arbitral action, suit, litigation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Representative(s)” means, with respect to any Person, such Person’s and its Affiliates’ directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof

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“Tax” or “Taxes” means any and all applicable Israeli, U.S. federal, state and local and non-Israeli and non-U.S taxes, charges, duties, fees, levies, imposts or other assessments, reassessments, or mandatory payments of any kind whatsoever, whether direct or indirect, imposed by or payable to or accrued to the benefit of any federal, state, municipal, local or foreign tax authority and/or Governmental Authority, including, without limitation, gross income, net income, gross receipts, license, payroll, employment, employer taxes, national insurance contributions, workers’ compensation, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), national healthcare, contributions, unemployment, disability, property, personal property, sales, use, transfer, registration, value added, corporate, business, ad valorem, duties, turnover, goods, production, occupancy, utility, services, municipal, real property, abandoned property under escheatment laws, capital gain, transfer and gain, alternative or add-on minimum, estimated, or other taxes or mandatory payments of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including any liability for the foregoing by reason of membership in affiliated, consolidated, combined, unitary or similar Tax group.

“Tax Return” means any return, statement, declaration, notice, certificate, report or other document that is or has been filed with or submitted to, or is or was required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Applicable Law related to any Tax (including any attachments thereto, and any amendment thereof) including, but not limited to, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company and the Sellers.

“Tax Authority” means Israeli or foreign Tax authority and any other Governmental Authority, respectively, responsible for the imposition, assessment, collection or administration of any Tax.

“Third Party” means (whether or not a capitalized term) any Person, including the parties hereto, other than the referenced Person or Persons.

“Transaction Documents” means this Agreement, its exhibits and schedules and any and all other Contracts, certificates and documents attached, ancillary or to be delivered pursuant hereto or thereto.

“Transaction Expenses” means any and all (whether or not disclosed) costs, fees and expenses (including non-refundable value added tax thereon (if any)) of professionals incurred or payable by the Company Group arising from or in connection with the negotiation, execution and consummation of the Transaction Documents and transactions contemplated thereby, including all legal fees, Tax, consulting, accounting, audit, investment banking, broker, finder, financial advisor or other similar fees and Change of Control Payments.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the applicable Tax Authority in customary form and substance reasonably satisfactory to the Purchaser (after Purchaser has had the opportunity to review, comment and approve the application to the applicable Tax Authority) that is applicable to the payments to be made to any Person pursuant to this Agreement stating that no withholding, or reduced withholding, of Tax is required with respect to such payment or providing any other instructions regarding Tax withholding. For the avoidance of any doubt, a certificate issued under the Income Tax Regulations (Withholding from Payments for Services or Assets), 5737-1977 shall be considered a qualified Valid Tax Certificate.

Section 1.02 Other Definitions.

Other capitalized terms used in this Agreement and not defined in this Article I shall have the meanings assigned to such terms elsewhere in this Agreement.

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Article II
purchase of company shares

Section 2.01 Purchase and Sale of the Company Shares.

(a) Company Shares. Subject to the terms and conditions hereof, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all legal and beneficial right, title and interest in and to all of such Seller’s portion of Company Shares free and clear of all Liens, and as a result of such acquisition, together with the acquisition of Company Shares from the Other Sellers, as of the Closing, Purchaser will own all of the issued and outstanding Company Shares, and the Company will be a wholly-owned Subsidiary of Purchaser. Seller shall sell all of its Company Shares in consideration for Aggregate Consideration (as defined below), without interest and less applicable Tax withholding. No consideration shall be paid with respect to any Company Shares held by the Company or any of its Subsidiaries or dormant shares (menayot redumot) immediately prior to the Closing.

(1) Options and Other Convertible Securities. At the Closing, all outstanding and unexercised options, warrants and other securities, whether vested or unvested, shall be, by virtue of the Closing and without any further action on the part of any holder thereof, be cancelled and extinguished without any present or future right to receive any portion of the Aggregate Consideration.

(2) Company Actions. The Company has taken prior to the date hereof all actions necessary (including under the Company Option Plan) to ensure that at the Closing, there shall be no outstanding, and the Company will not be bound by, any Company Options or other rights or agreements which would entitle any Person, other than Purchaser, to own or acquire any share capital or other security of the Company or to receive any payment or consideration in respect thereof, and any agreement or arrangement between the Company and its shareholders, or between the shareholders of the Company, obligating the Company (all, in their capacity as shareholders of the Company) shall be terminated effective as of the Closing.

Section 2.02 Consideration.

(a) Consideration. The full and entire consideration to be paid and issued by or on behalf of Purchaser to Seller in connection with the transaction hereunder shall be in the value of US$ 800,000 (collectively, the “Aggregate Consideration”) shall equal to: (A) an amount, payable in cash, equal to: (i) US$200,000 (the “Cash Consideration”), and (B) such number of newly issued Parent Shares equal to an amount of US$600,000 divided by the Parent Share Value (i.e., 5,161 Parent Shares) (collectively, the “Equity Consideration”).

(b) Exchange Mechanism. At the Closing, Purchaser shall (A) deliver to the Seller, by wire transfer of immediately available funds, to the bank account designated by Seller in writing, a cash amount equal to the Cash Consideration, and (B) cause the issuance of such number of Parent Shares to the Seller, in each case subject to the applicable Tax withholding, if any, in accordance with the below. No share certificates shall be issued for the Equity Consideration.

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(c) Transaction Expenses. At or immediately following the Closing, the Company shall pay the outstanding Transaction Expenses to the applicable recipients thereof, subject to receipt of applicable invoices and other deliverables reasonably requested by the Purchaser or the Company; in each case out of cash available in the Company’s bank account. For the avoidance of doubt, no adjustment shall be made to the Aggregate Consideration on account of any Transaction Expenses.

(d) No Interest. No interest will be paid or will accrue for the benefit of any recipient of any amounts or shares payable or issuable pursuant to this Agreement or any other Transaction Document.

(e) Rights Not Transferable. The rights hereunder of the Seller as of immediately prior to the Closing are personal to Seller, and shall not be transferable for any reason other than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void. Nothing herein shall be deemed to limit a transfer of Seller’s portion of the Aggregate Consideration following the Closing; provided that with respect to the Equity Consideration such transfer (including, the realization of the pledge thereon) shall be made in accordance with and subject to the terms of this Agreement, the Articles of Association of the Parent and Parent shareholders agreements to which Seller becomes party.

Section 2.03 Withholding Tax.

(a) Any Tax Liability triggered as a result of the sale of the Company Shares owned by Seller and the transactions contemplated hereby (including the issue to the Seller of the Parent Shares as contemplated in this Agreement) shall be borne solely by Seller. Each of the Purchaser, Parent, the Company and the 102 Trustee (if applicable) (each a “Payor”), and any other person acting on their behalf, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable or issuable to any Person pursuant to this Agreement, such Taxes as required to be deducted and withheld with respect to the making of any such payment or issuance under any Applicable Law. To the extent that amounts are withheld or deducted and remitted to the applicable Tax authority, pursuant hereto, such withheld and deducted amounts shall be treated for all purposes of this Agreement as having been paid to the payment recipient, in respect of which such deduction and withholding was made. For purposes of making determinations hereunder, a Payor may request and be provided with any necessary and validly executed Tax forms.

(b) With respect to Israeli Tax, the Aggregate Consideration payable to Seller hereunder shall be retained by the Purchaser and not paid to Seller until such time as Seller shall obtain and submit to the Payor a Valid Tax Certificate, in which case the Payor shall withhold and transfer to the ITA such amount as specified in such Valid Tax Certificate, and shall deliver to Seller only the balance of the Aggregate Consideration due to Seller that is not so withheld. If Seller submits a written request to the Payor to release the Aggregate Consideration without submitting a Valid Tax Certificate, then the withholding Taxes with respect to the entire Aggregate Consideration payable to Seller shall be deducted in cash from the Cash Consideration payable to Seller, based on the applicable exchange rate on the actual payment date, and the balance of the Aggregate Consideration due to Seller that is not so withheld shall be delivered to Seller (and in the event that the Cash Consideration of Seller is not sufficient to cover such Taxes, then Seller shall be required to deliver to the Purchaser the amount of cash for covering such applicable Tax withholding obligations).

(c) All cash payments hereunder shall be made by wire transfer in U.S. Dollars. Any currency conversion commissions will be borne by the applicable payee and deducted from payments to be made to any payment recipient. Any amount required to be withheld under this Agreement shall be funded first through a reduction from any portion of cash consideration then payable to such recipient at the Closing Date, and to the extent there is insufficient cash to permit such withholding, through the cash payment by such recipient to enable the Payor to comply with applicable deduction or withholding requirements.

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Section 2.04 Closing.

(a) Time and Place. The consummation of the Transactions (the “Closing”) shall take place remotely, on the date hereof, at a time to be specified by the parties, or at such other time and place as the parties hereto mutually agree upon in writing. The date on which the Closing actually takes place is referred to in this Agreement also as the “Closing Date”.

(b) Transactions at Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(1) The Company shall deliver to the Purchaser, on or prior to the Closing, the following agreements and documents:

(i) a certificate, in the form attached hereto as Exhibit B, duly executed by the Chief Executive Officer of the Company, and dated as of the Closing Date, certifying (i) a copy of the resolutions of the Board of Directors of the Company as of the date hereof approving this Agreement and the Transactions, and certifying that such resolutions have been duly adopted and have not been amended, modified, revoked or rescinded; and (ii) a copy of the resolutions of the shareholders of the Company as of the date hereof approving this Agreement and the Transactions, including the waiver of any right of first refusal, co sale, no sale and similar rights of the shareholders with respect thereto, if any, in the form attached hereto as Exhibit C, and certifying that such resolutions have been duly adopted and have not been amended, modified, revoked or rescinded;

(ii) share transfer deeds for all Company Shares in the form attached hereto as Exhibit D (“Share Transfer Deed”), duly executed by Seller and each of the Other Sellers (and the 102 Trustee, with respect to Company 102 Shares) in favor of the Purchaser, accompanied by the original share certificates or, in the event that such certificates were lost or never issued, a duly executed affidavit of lost certificate in the form attached hereto as Exhibit E;

(iii) Proxy and Deed of Adherence to the Parent Shareholders Agreement, duly executed by Seller, in the forms attached hereto as Exhibit F and Exhibit G, respectively;

(iv) a copy of the share register of the Company evidencing the transfer and ownership of all of the Company Shares to Purchaser as of the Closing Date, such share register to be certified by the Chief Financial Officer or Chief Executive Officer of the Company, and a duly executed share certificate reflecting the Company Shares purchased by Purchaser pursuant to this Agreement, issued in the name of Purchaser;

(v) written resignation letters of all directors of the Company Group from their positions as directors of the Company Group, effective as of the Closing Date, in the form attached hereto as Exhibit H; and

(vi) screenshots of bank accounts balances of the Company Group as at the Closing Date.

(vii) The Employment Documents executed by the applicable parties thereto.

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(2) The Purchaser and the Parent shall deliver, on or prior to the Closing, to the Seller:

(i) resolutions of the Company’s and Parent’s Board of Directors in the forms attached hereto as Exhibit I;

(ii) Share Transfer Deed(s) and Deed of Adherence to the Parent Shareholders Agreement, duly countersigned by Purchaser and Parent, respectively;

(iii) copy of the register of the members of the Parent representing the allotment of the Parent Shares to the Seller.

Article III
Representations and Warranties of the COMPANY

Subject to the disclosures set forth in the Company Disclosure Schedule (each of which disclosures, in order to be effective, shall indicate the Section and, if applicable, the Subsection of this Article III to which it relates unless and only to the extent the relevance to other representations and warranties is readily apparent on the face of such disclosure), the Company represents and warrants to the Purchaser that the following are true and correct as of the date of this Agreement and as of the Closing Date. Any references to the ‘Company’ in this Article III shall be deemed to include, to the extent applicable, any Subsidiary of the Company, whether or not the representations herein explicitly refer to such Subsidiary.

Section 3.01 Corporate Existence and Power.

(a) The Company (i) is a corporation duly organized and validly existing under the laws of the State of Israel; (ii) is not a “breaching company” as defined in the Israeli Companies Law 5759-1999; (iii) has full necessary power and authority: (A) to conduct its business in the manner in which its business is currently being conducted; (B) to own and use its assets in the manner in which its assets are currently owned and used; and (C) to perform its obligations under all Contracts to which it is a party or by which it is bound; and (iv) is duly licensed or qualified to do business and where applicable is in good standing as a foreign corporation in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, and where the failure to be so qualified or in good standing, would reasonably be expected to be material to the Company.

(b) Except as set forth in Section 3.01(b) of the Company Disclosure Schedule, the Company does not have any Subsidiaries nor any corporations, limited liability companies, partnerships, joint ventures, associations, consortium, branch, agency or other entities or Persons in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. The Company is the owner of all of the issued and outstanding share capital of such Subsidiaries, free and clear of all Liens, and all such shares are duly authorized, validly issued, fully paid and nonassessable.

(c) Neither the Company nor any Subsidiary thereof is the subject of, and no action or steps have been taken for, any proceeding or to the Knowledge of the Company, threat of any proceeding, seeking liquidation, winding up, dissolution, reorganization or similar relief under any bankruptcy, insolvency, receivership or similar law, nor has it applied for or consented to the appointment of a receiver, administrator, trustee, custodian, conservator or similar official for the Company or its Subsidiaries or for a substantial part of its assets. The Company has not, at any time, (A) made or proposed a general assignment, arrangement or composition for the benefit of creditors, (B) filed any bankruptcy petition or similar filing winding-up or dissolution, (C) suffered the attachment or other judicial seizure of all or a substantially all of Company’s assets, or (D) except as set forth in Section 3.01(b) of the Company Disclosure Schedule, admitted in writing inability to pay debts as they become due. The consummation of the Transactions shall not constitute a fraudulent transfer by Company under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of the Company.

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(d) The Company has delivered to the Purchaser accurate and complete copies of: (i) the articles of association of the Company as in effect (the “Charter Documents”), and (ii) the minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders, the board of directors, general managers or any equivalent body and all committees thereof. The statutory books (including without limitation the register of members), books of accounts, minute books and other records of the Company that are required to be maintained by Applicable Law are in the possession and are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with Applicable Law.

(e) Section 3.01(e) of the Company Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors of the Company; and (ii) the names and titles of the officers of the Company.

(f) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, business name or other name, other than its corporate name as set forth in this Agreement.

(g) No power of attorney that would entitle any Person to act on behalf of the Company is currently outstanding.

Section 3.02 Corporate Authorization.

(a) The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party in accordance with the respective terms thereof; and the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of the Company and its shareholders. This Agreement and the other Transaction Documents to which it is a party, when executed and delivered, will be duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, and, assuming the due authorization, execution and delivery by the Purchaser (if party thereto) and any other party thereto, enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (“Enforceability Limitations”).

Section 3.03 Non-Contravention.

Neither: (1) the execution, delivery or performance by the Company of this Agreement or any of the Transaction Documents to which it is a party; nor (2) the consummation of the Transactions, will (with or without notice or lapse of time): (a) contravene, conflict with or otherwise result in a violation by the Company of: (i) any of the provisions of the Charter Documents, or (ii) any Applicable Law or any Governmental Authorization or order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by any Governmental Authority and applicable the Company, its business or its assets, (b) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract by which the Company is bound, or give any Person the right to: (i) declare a default or exercise any remedy under any such Material Contract; (ii) accelerate the maturity or performance of any such Material Contract; or (iii) cancel, terminate or modify any such Material Contract or cause the loss of a benefit or asset thereunder; or (c) result in the imposition or creation of any Lien upon or with respect to any asset owned, licensed or used by the Company. Except as set forth in Section 3.03(a) of the Company Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any waiver or Consent from, any Person (including any Governmental Authority) in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents to which it is a party, or the consummation of the Transactions (except for any filings with the Israeli Companies Registrar, which will be made following the Closing).

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Section 3.04 Capitalization.

(a) The authorized share capital of the Company consists of 1,000,000 Company Shares, of which 924,500 are Ordinary Shares, 50,000 are Ordinary A Shares and 25,500 are Ordinary B Shares. Except as set forth in Section 3.04(a) of the Company Disclosure Schedule, there are no (i) issued and outstanding shares or other securities of the Company, (ii) outstanding Company Options or (iii) condition or circumstance that give rise to a claim by any Person to the effect that such Person is entitled to acquire or receive from the Company, or, to the Knowledge of the Company, from any shareholder thereof, any Company Shares, Company Options, other securities of the Company, right of first offer or ongoing negotiation, right of first refusal or other right whether vested or contingent to acquire any of the shares or assets of the Company. Section 3.04(a) of the Company Disclosure Schedule sets forth a complete and accurate list, by name, of the Company’s shareholders of record, the addresses of the Company’s shareholders, the number of Company Shares owned by such shareholder. All Company Shares have been offered, issued, granted and sold in compliance with (i) all applicable securities laws and other Applicable Law; and (ii) all requirements set forth in applicable Contracts to which the Company is a party and the Company’s Charter Documents. None of the Company Shares in issue were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. All of such issued Company Shares are duly authorized, validly issued and fully paid.

(b) The Company has previously reserved 4,071 Company Shares for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plan, 3,108 of which are subject to outstanding and unexercised Company Options (which will be terminated immediately prior to Closing), and 963 shares result from previously exercised options. All previously granted Company Options have been granted in accordance with the terms of the Company Option Plan and the applicable option agreements and in compliance in all material respects with all Applicable Laws. All filings and returns with governmental bodies and/or tax authorities required or desirable to be made in respect of the Company Options have been duly made when due. Each grant of Company Options was duly authorized by all necessary corporate actions and was made or effective no earlier than the date of approval by the board of directors of the Company. Except for the Company Option Plan, there are no other Company equity incentive plan.

(c) Correct and complete copies of the Company Option Plan, all agreements and instruments relating to or issued under the Company Option Plan (including executed copies of all Contracts in effect relating to each Company Option and the Company Shares purchased under such option) have been made available to Purchaser, and such Company Option Plan and Contracts have not been amended, modified or supplemented since being provided to the Purchaser, and there are no agreements, understandings or commitments to amend, modify or supplement such plans or Contracts in any case from those provided to Purchaser.

(d) There are no information rights, management rights, registration rights, first refusal, tag along, pre-emptive or first offer rights, financial statement requirements or other similar terms applicable to the Company that would survive the Closing. Except as set forth in this Agreement, no Seller or Other Seller will be entitled to any indemnity, reimbursement or other similar rights from Purchaser, the Company or its Subsidiaries, including, without limitation, by virtue of Seller’s or Other Seller’s investment in the Company or any other Contract.

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(e) At the Closing, the Purchaser will receive good and valid title, free and clear of any Liens created by the Company, to all Company Shares in issue. There is no agreement or arrangement between the Company and its shareholders, or between the shareholders of the Company, obligating the Company (all, in their capacity as shareholders of the Company) which will survive the Closing.

(f) Except as set froth Section 3.04(f) of the Disclosure Schedule, no Company Shares were ever subject to a right of repurchase, reverse vesting, redemption or otherwise a right to be reacquired by the Company or any other Person. Except as set froth Section 3.04(f) of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any of its shares or other securities, there are no outstanding rights or obligations of the Company to repurchase or redeem any of its securities, and no Company Shares are held by the Company.

(g) Section 3.04(a) of the Company Disclosure Schedule sets forth accurately as of the date hereof and as of the Closing, the name of each Person that is the registered owner (and, if applicable, the beneficial owner) of any Company Shares and the number and class of such shares so owned by such Person, and whether such Person is or was an employee of the Company. The number of such shares set forth in Section 3.04(a) of the Company Disclosure Schedule as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding share capital, voting securities or other securities of the Company. As of the Closing, no other Person not disclosed in Section 3.04(a) of the Company Disclosure Schedule will have a right to acquire or receive any Company Shares, nor shall any Person have a right to receive any compensation in consideration for or in lieu of any securities of the Company other than as set forth in Section 3.04(a) of the Company Disclosure Schedule.

(h) There are no declared and/or accumulated but unpaid dividends in respect of any Company Shares and except as set forth in Section 3.04(h) of the Company Disclosure Schedule, no dividends have ever been declared, set aside or paid in respect of any Company Shares.

Section 3.05 Compliance with Applicable Law.

(a) The Company has been and is in compliance in all material respects with all Applicable Laws. Neither the Company nor the operation of its business is or has been (to the Company’s Knowledge) under investigation with respect to, given notice of any violation of, or, to the Company’s Knowledge, threatened to be charged with any violation of, Applicable Law or received any inquiry regarding the possible violation of, any Applicable Law which have not be remedied. To the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that will or could reasonably be expected to (with or without notice or lapse of time) constitute or result in a violation by the Company, or a failure on the part of the Company to comply with or failure of its business and operations to be otherwise in compliance with, any Applicable Law, except for immaterial de minimis breaches.

(b) Neither the Company nor any of its directors, officers, employees, or agents have, directly or indirectly, made, offered, promised, or authorized any payment or gift of money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), or any person covered by the equivalent of such term under any other applicable anti-bribery or anti-corruption law, including without limitation the UK Bribery Act 2010, the Israeli Penal Law 1977 (Chapter 9 – Bribery and Breach of Trust), and any other applicable anti-corruption or anti-bribery legislation in any jurisdiction in which the Company Group operates. This includes any political party or official thereof, or candidate for any political office, or any other person or entity in a position to assist or hinder the Company Group, for the purpose of (i) influencing any official act or decision of such official, party, or candidate, including inducing such official, party, or candidate to do or omit to do any act in violation of such person’s lawful duty; (ii) inducing such official, party, or candidate to use such person’s influence to affect any act or decision of a governmental authority; or (iii) otherwise securing any improper advantage, in each case in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its directors, officers, employees or, to the Company’s Knowledge, agents have made or authorized any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment of funds, or received or retained any funds in violation of any applicable anti-corruption law. The Company has maintained, and has caused its subsidiaries and affiliates to maintain, systems of internal controls (including accounting, purchasing, and billing systems) reasonably designed to ensure compliance with the FCPA, the UK Bribery Act, the Israeli Penal Law, and all other applicable anti-bribery and anti-corruption laws, and to ensure that all books and records of the Company accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. To the Company’s Knowledge, neither the Company nor any of its officers, directors, or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action related to the FCPA, the UK Bribery Act, the Israeli Penal Law, or any other applicable anti-corruption or anti-bribery law.

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(c) The Company Group has complied with Applicable Laws and regulations pertaining to trade and economic sanctions, including but not limited to those administered by the United States, European Union, and United Kingdom (collectively, “Sanctions”). None of the Company, its subsidiaries, or their respective directors, officers, employees, or, to the Company’s Knowledge, the Company’s or subsidiaries’ agents is: (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions, including but not limited to Cuba, Lebanon, Iran, North Korea, the Crimea, the so-called Donetsk People’s Republic region of Ukraine, and the so-called Luhansk People’s Republic region of Ukraine, and Syria (“Restricted Countries”); (ii) 50% or more owned or controlled by the government of, or any individual or entity organized under the laws of, ordinarily resident in, or located in, a Restricted Country; or (iii) (A) designated on a sanctioned parties list administered by the United States, European Union, or United Kingdom, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List (collectively, “Designated Parties”); or (B) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such persons are prohibited pursuant to applicable Sanctions (collectively, “Sanctioned Parties”). (c) To the Company’s Knowledge, none of the Company, its subsidiaries, or any of their respective officers, directors, or employees: (i) has been the subject or target of any internal or external investigation, prosecution, other enforcement action, or government inquiry related to Sanctions violations; or (ii) submitted a voluntary self-disclosure to any U.S. or other relevant government agency regarding actual or potential Sanctions violations. (d) The Company maintains procedures reasonably designed to promote compliance with applicable Sanctions.

Section 3.06 Trade Compliance and Encryption.

(a) The Company has conducted its marketing, export and trade transactions in accordance with all Applicable Laws relating to export or re-export of goods (including products, software and technology), services and know-how, import and trade compliance, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Department of Treasury, the Israeli Defense Export Control Law, 2007, the Israeli Order of Import and Export (Control of Export of Dual Use Goods, Services and Technologies), 2006, the Order Governing the Control of Commodities and Services (Engagement in Encryption), 1974, and the Israeli Trading with the Enemy Ordinance, 1939. Without limiting the foregoing: (A) the Company has obtained all Consents and/or Governmental Authorizations required for its marketing, exports and import of the Company Products, the Software and technologies and related services, documentation and Intellectual Property, from any Governmental Authorities necessary for marketing, exporting or importing the same from any country in which any Intellectual Property and/or Company Product or related services are currently marketed, sold, licensed for use or otherwise distributed or for importing the same into any country in which the Company Products are now sold or licensed for use, and all such Consents and/or Governmental Authorizations are valid, current and in full force and effect; (B) there are no pending or, to the Knowledge of the Company, threatened claims or Proceedings against the Company with respect to such marketing, export or import Consents and/or Governmental Authorizations; and (C) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the marketing, export or import transactions of the Company that would reasonably be expected to give rise to any claims or Proceeding against the Company or any of its businesses or assets or any of its directors, managers or officers (in their capacity as directors, managers or officers of the Company).

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(b) The Company does not use or develop, or engage in, encryption technology, technology with military applications (nor was any of the Company’s products or services specifically designed, developed, configured, adapted, or modified for military customer(s), military purpose, or satellite application), and no business of the Company requires the Purchaser to obtain a license from any applicable governmental authority, including but not limited to the U.S. Department of Commerce under the Export Administration Regulations, the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Order Governing the Control of Commodities and Services (Engagement in Encryption), 1974, as amended, and its related declaration of Control of Commodities and Services (Use of Encryption), 1998, as amended.

Section 3.07 Governmental Authorizations; Governmental Grants.

Except as set forth in Section 3.07 of the Company Disclosure Schedule, the Company does not hold any Governmental Authorization or require any Governmental Authorization for the business, assets or properties of the Company or to conduct its business in the manner in which such business is currently being conducted and as currently proposed to be conducted. All of the Governmental Authorization the Company holders are valid and subsisting and the Company is not in breach of any of them. The Company has never applied for, or received, any Governmental Grant.

Section 3.08 Financial Statements.

(a) Section 3.08(a) of the Company Disclosure Schedule sets forth the audited consolidated financial statements (which includes balance sheets, changes in shareholders’ equity, statements of income and statements of cash flows) of the Company as of and for the fiscal year ended December 31, 2023 (the “Balance Sheet Date”) and the balance sheet and P&L as of September 30, 2025 (the “Interim Financials” and collectively, the “Financial Statements”).

(b) The Financial Statements (i) are complete, true and correct in all material respects and have been prepared in accordance with GAAP on a consistent basis throughout the periods indicated and consistent with each other (subject in the case of the Interim Financials, to normal and recurring year-end adjustments the effect of which would not be material, and the absence of notes and other presentation items), fairly present in all material respects the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated therein, and (ii) are consistent with the books and records of the Company maintained in the ordinary course of business in accordance with Applicable Laws. The transactions reflected in the Financial Statements represent bona fide transactions, and the revenues, expenses, assets and Liabilities of the Company and the Subsidiaries have been properly recorded therein.

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(c) The Company maintains a system of internal accounting controls and procedures that are sufficient to provide reasonable assurance that (i) transactions, receipts and expenditures of the Company and the Subsidiaries are executed only with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded amounts for assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has not identified nor been made aware of any evidence, third party claims or internal or external allegations that the Company or any of its officers or accounting managers have engaged in fraud, whether or not material, that occurred during any period covered by the Financial Statements, including without limitation any fraudulent accounting practices relating to the Company.

(d) The Company has not received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether made in writing or made orally to any director, manager, executive or officer or, to the Company’s Knowledge, outside legal counsel to the Company, regarding any material deficiency in the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(e) All existing accounts receivable of the Company (including those accounts receivable reflected on the Financial Statements that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected): (i) represent current and valid obligations arising from bona fide transactions entered into in the ordinary course of business and not in violation of Applicable Law; and (ii) are current and are collectable in full when due (and by no later than 90 days), without any counterclaim or set off. Neither the Company nor any Subsidiary thereof has received a written notice indicating that any of such accounts receivable is subject to any claim of offset, recoupment, setoff or counter-claim, and the Company has no Knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of accounts receivable is contingent upon the performance by the Company of any obligation or Contract other than normal warranty repair and replacement. There are no reserves for doubtful accounts provided in the Financial Statements. The accounts payable of the Company Group have been incurred or have arisen in the ordinary course of business. No accounts payable of the Company Group is past due nor is the Company or any Subsidiary thereof otherwise in default in its payment of any such amounts. Since the Balance Sheet Date through the Closing Date, the Company and its Subsidiaries have paid its accounts payable in the ordinary course of business consistent with the Company’s past practice, except for those accounts payable the Company is contesting in good faith consistent with past practice.

(f) Section 3.08(f) of the Company Disclosure Schedule sets forth a true, accurate and complete list as of the date hereof and as of the Closing Date of (i) the Company Debt (including the breakdown of the Existing Debt), (ii) the amount of Transaction Expenses, (iii) the amount of cash in the Company’s banks account(s), and (iv) the amount of the Company Working Capital.

(g) Section 3.08(g) of the Company Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of the Company Group at any bank or other financial institution: (i) the name of the bank or other financial institution at which such account is maintained; (ii) the account number; (iii) the type of account; and (iv) the names of all Persons who are authorized to sign checks or other documents with respect to such account.

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Section 3.09 No Undisclosed Liabilities.

(a) The Company has no Liabilities, whether or not required to be included in financial statements in accordance with GAAP, other than:

(1) Liabilities reflected in the Company’s Financial Statements or in the notes thereto;

(2) accounts payable and accrued salaries and benefits that have been incurred by the Company since the Balance Sheet Date in the ordinary course of business and consistent with past practice; and

(3) Liabilities identified in Section 3.09(a) of the Company Disclosure Schedule.

(b) Section 3.09(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of: (i) all accounts payable of the Company as of the date of this Agreement; and (ii) all accounts payable of the Company and all other Company Debt as of the date of this Agreement.

Section 3.10 Absence of Certain Changes.

Since the Balance Sheet Date and until the date hereof, the business of the Company Group has been conducted in the ordinary course consistent with past practices (except for actions taken in connection with the negotiation of this Agreement and the Transactions) and, except as set forth in Section 3.10 of the Company Disclosure Schedule, there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect;

(b) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company in any material manner;

(c) any amendment of the Charter Documents of the Company and the Company has not affected or been a party to any Acquisition Transaction;

(d) any splitting, combination or reclassification of any Company Shares, Company Options or any other securities or declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Company Shares, Company Options or any other securities, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Shares, Company Options or any other securities;

(e) (i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any Company Shares or Company Options (except in exercise of outstanding Company Options and in accordance with their terms), or (ii) any amendment or waiver of (in each case, whether by merger, consolidation or otherwise) any term of any Company Shares or Company Options;

(f) any incurrence of any capital expenditures or any obligations or Liabilities in respect thereof by the Company;

(g) any acquisition (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, by the Company of any, all or substantially all assets, properties or securities of any Person;

(h) any sale, lease or other transfer of, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of the Company or its share capital (registered or issued);

(i) the making by the Company of any loans, guarantee or capital contributions to, or investments in, any other Person;

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(j) (i) the entering into of any Contract that limits or otherwise restricts in any respect the Company or any of its Affiliates or any successor thereto from engaging or competing in any line of business, in any location or with any Person or (ii) the entering into any amendment or modification or termination of any Contract or waiver, release or assignment of any rights, claims or benefits of the Company thereunder;

(k) the sale, disposition, transfer or license to any Person of any rights, including any rights to any Company Intellectual Property, its technologies or other assets by the Company other than on a non-exclusive basis in the ordinary course of business consistent with past practice, or the acquisition, lease or license from any Person of any rights including any Intellectual Property or other assets other than in the ordinary course of business, or the sale, disposition of, transfer or provision of a copy of the Company’s source code;

(l) (i) the grant or increase of any severance or termination pay to (or amendment of any existing arrangement with) any director, manager, officer, advisor, consultant or employee of the Company, (ii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director, manager, officer, advisor, consultant or employee of the Company, (iv) the establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, commission, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, share option, restricted share or other benefit plan or arrangement covering any director, manager, officer, advisor, consultant or employee of the Company, or (v) any increase in compensation, bonus, commission, acceleration of vesting schedule for Company Options or other benefits payable to any director, manager, officer, advisor, consultant or employee of the Company;

(m) any change in the methods of accounting or accounting practices of the Company, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(n) any settlement, or offer or proposal by the Company to settle: (i) any Proceeding or claim involving or against the Company, or (ii) any Proceeding that relates to the Transactions;

(o) any Tax election made or materially changed; any claim, notice, audit report or assessment in respect of Taxes settled or compromised (or agreement with respect thereto); any Tax allocation agreement, Tax sharing agreement, advance pricing agreement, cost sharing agreement, pre-filing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into; any annual Tax accounting period or method of Tax accounting changed or adopted; any Tax petition, Tax complaint or administrative Tax appeal filed; any right to claim a Tax refund surrendered or foregone (which is reasonably be expected to be material to the Company); or any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment consented to, nor has any application or negotiation for or receipt of a Tax ruling (other than those contemplated under this Agreement) been made by the Company or on its behalf, whether or not in connection with the Transactions, except as explicitly contemplated in this Agreement;

(p) any write off as uncollectible, or the establishment of any extraordinary reserve with respect to, any account receivable or other indebtedness;

(q) any pledge or subjection to Lien of any of the assets, properties or rights of the Company or its share capital (registered or issued), except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

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(r) any material transaction or any other material action taken by the Company outside the ordinary course of business or inconsistent with its past practices;

(s) any Proceeding initiated by or against the Company; or

(t) any agreement or commitment to take any of the actions referred to in clauses (a) through (s).

Section 3.11 Material Contracts.

(a) Section 3.11 of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company or any of its Subsidiaries is a party, and which are in effect as of the date hereof or by which the Company or any of its Subsidiaries is currently bound (“Material Contracts”):

(1) any Contract providing for payments by or to the Company, and any Contract (whether or not active) involving outstanding Liabilities, in each case in an aggregate amount per annum of US$100,000 or more;

(2) any distributor, reseller or similar agreement, or any Contract providing for the grant of rights to license, market or sell its products or services to any other Person of more than US$100,000 annually;

(3) (i) any joint venture Contract, (ii) any Contract (other than with respect to sales commissions under Contract with employees) that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons, or (iii) any Contract that involves the payment of royalties to any other Person;

(4) any Contract pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope, or volume discounts, volume minimum commitments or guarantees, with respect to any of the Company Products or Company Intellectual Property, or containing any non-competition covenants, covenants not to sue, or other restrictions or prohibitions imposed on the Company with respect to the Company’s business practices (including the sale and distribution of any products or services or the purchase of any software or services), the Company Products or Company Owned Intellectual Property or that would bind, or purport to bind, the Company or Purchaser post-Closing to any such non-competition covenants, covenants not to sue, or other restrictions or prohibitions, excluding in each case restrictions or prohibitions imposed by Applicable Laws (such as export control and embargo countries);

(5) All licenses, sublicenses and other Contracts to which the Company is a party and pursuant to which the Company acquired or is authorized to use any Third-Party Intellectual Property Rights used in the development, marketing or licensing of the Company Products, other than “shrink wrap,” “click wrap,” or “browse-wrap” and similar generally available commercial end-user licenses to software;

(6) any Contract providing for the development of any Software, technology or Intellectual Property Rights, independently or jointly, either by or for the Company (other than employee invention assignment agreements and written consulting agreements with Authors on substantially the Company’s standard form of agreement and “shrink wrap,” “click wrap,” or “browse-wrap” and similar generally available commercial end-user licenses to software);

(7) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company in the ordinary course of business consistent with past practice;

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(8) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement, the other Transaction Documents or the consummation of the Transactions contemplated hereunder or thereunder, either alone or in combination with any other event;

(9) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Company Shares or any other securities of the Company or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

(10) any Contract of guarantee, support, indemnification (other than as provided pursuant to its standard customer agreements in the ordinary course of business and “shrink wrap,” “click wrap,” or “browse-wrap” and similar generally available commercial end-user licenses to software), assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person;

(11) any lease of personal or real property;

(12) any Contract or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a material Encumbrance on any material portion of the assets of the Company or its Subsidiary;

(13) any inter-company Contract;

(14) any settlement Contract;

(15) any Contract with any Governmental Authority; and

(16) any other material agreement that was entered into outside the ordinary course of business or is inconsistent with the Company’s past practices.

(b) The Company has delivered to the Purchaser accurate and complete copies of all written Material Contracts required to be identified in Section 3.11(a) of the Company Disclosure Schedule, including all amendments thereto; and (ii) Section 3.11(a) of the Company Disclosure Schedule provides an accurate description of the material terms of each Material Contract identified in Section 3.11(a) of the Company Disclosure Schedule that is not in written form.

(c) Each Material Contract is a valid and binding agreement of the party thereto, is in full force and effect, is enforceable by the Company in accordance with its terms, and the Company is not and, to the Knowledge of the Company, no other party thereto is in default under or breach of, any such Material Contract, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any provisions of any Material Contract by any party thereto, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Contract. Following the Closing Date, Purchaser, the Company and their respective Subsidiaries will be permitted to exercise all of the Company’s rights under the Material Contracts to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise be required to pay had such transactions contemplated hereby not occurred.

(d) No Person is renegotiating any amount paid by or payable to the Company under any Material Contract or renegotiating any other term or provision of any Material Contract.

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Section 3.12 Litigation.

(a) There is no pending Proceeding and, to the Knowledge of the Company, no Person has threatened to commence any Proceeding: (i) that involves the Company Group, or its business, any of the assets or properties owned or used by the Company or any Company Product or any officers, directors, employees, agents or representative (in their capacities as such) or other Person, that had not been settled or waived (and a true and correct copy of such settlements or waivers have been made available to Purchaser), or whose liability the Company has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may be reasonably expected to have the effect of preventing, delaying or making illegal the Transactions; or (iii) that relates to the ownership of any share capital of the Company, or any Company Options, or any right to receive consideration as a result of this Agreement. To the Company’s Knowledge, no event has occurred other condition or circumstance exists, that can reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. There is no Proceeding by the Company or any of its Subsidiaries pending, threatened or contemplated against any other Person.

(b) There is no Order issued by any Governmental Authority by which the Company or any of the assets owned or used by the Company, is subject or which restricts in any respect the ability of the Company to conduct its business as now being conducted and as currently proposed by the Company to be conducted. To the Knowledge of the Company, no officer, director, manager, shareholder, contractor, consultant or employee of the Company is subject to any Order that prohibits such person from engaging in or continuing any conduct, activity or practice of such Person relating to the business of the Company.

Section 3.13 Properties.

(a) The Company does not own any real property. The Company has a good and valid leasehold interest in each parcel of real property leased by the Company or used or required for the conduct of its business (the “Company Leased Real Property”). Section 3.13(a) of the Company Disclosure Schedule lists each lease, subleases, license or other occupancy agreement or arrangement relating to the Company Leased Real Property (each, a “Real Property Lease”). The Company has the right to use and occupy the Company Leased Real Property for the full term of the Real Property Lease relating thereto, subject to its respective terms.

(b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, the Company owns and has good and marketable title to, or a valid license or leasehold interest in real and personal tangible properties and assets used or required for the conduct of its business (the “Assets”). None of the Assets is subject to any Lien, except for mechanic’s, carrier’s, worker’s, material man’s, warehouse man’s, supplier’s, vendor’s or similar Liens arising or incurred in the ordinary course of business with respect to Liabilities that are not yet due and payable. No Affiliate of the Company has any right, title or interest in or to any asset, property or right (including any Intellectual Property) of the Company.

(c) The Assets have no material defects, are in good operating condition and repair, ordinary wear and tear excepted and are adequate and suitable for their present uses.

(d) The Assets constitute all of the tangible personal property and assets used or held for use in connection with the businesses of the Company and represent all of the tangible personal property and assets necessary for the conduct of the business of the Company as currently conducted and as currently proposed by the Company to be conducted, and the Assets in the aggregate are in such operating condition and repair (subject to normal wear and tear) as is necessary for the conduct of the businesses of the Company as currently conducted and as currently proposed to be conducted.

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Section 3.14 Intellectual Property

(a) As used in this Agreement, the following terms have the meanings indicated below:

(1) “Company Intellectual Property” means any and all Company Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to or otherwise used by any member of the Company Group.

(2) “Company Intellectual Property Agreements” means any Contract governing any Company Intellectual Property to which any member of the Company Group is a party or by which it is bound.

(3) “Company Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by any member of the Company Group.

(4) “Company Registered Intellectual Property” means the United States, international and foreign: (A) patents and patent applications (including provisional and pending patent applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names; and (D) registered copyrights and applications for copyright registration; registered or filed in the name of, the Company Group.

(5) “Company Source Code” means, collectively, any Software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company Owned Intellectual Property or Company Products.

(6) “Digital and Social Media Assets” means pages, accounts, databases or profiles in all media, platform or service (including but not limited to any social media network account, internet website and/or application) related to the Company Group business and/or Company Products, whether explicit or not, contact information or login, and any other information necessary or useful to provide full access to pages, accounts, databases and profiles as stated, correspondence on any digital platform, followers, user networks, connections, information or statistics on followers and users, content, publications and any other information, rights and data required to manage and operate any of the foregoing assets.

(7) “IT Systems” means all systems used by the Company Group, including the information and communications technology infrastructure and systems (including all software, hardware, firmware, networks and Company Group websites).

(8) “Open Source Materials” means Software or other material that is made available under licensing terms that (a) are certified by Open Source Initiative (www.opensource.org) as an open source license, (b) classified by the Free Software Foundation as a free software license, (c) are any version of a Creative Commons license, (d) include the requirement, or that requires, as a condition of use (or any other Software or material incorporated into, derived from, used, or distributed with any such Software or material) that it: (i) in the case of Software, be made available to any third-party recipient in a form other than binary form (e.g., in source code form), (ii) be made available to any third-party recipient under terms that allow preparation of derivative works, (iii) in the case of Software, be made available to any third-party recipient under terms that allow Software or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than to the extent any contrary restriction would be unenforceable under Law), (iv) be made available to any third-party recipient at no license fee. For additional clarity, Open Source Materials include without limitation any Software or other materials licensed under any version of the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), a Creative Commons License, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL), the Apache License, the Common Development and Distribution License (CDDL), the Eclipse Public License (EPL), or any license that requires source code to be made available in connection with any license, sublicense or distribution of such materials.

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(9) “Network Identifiers” means all internet protocol addresses and networks used by any member of the Company Group, including without limitation, DNS domain names, world wide web (www) and http addresses, network names, network addresses, and services (such as mail or web-site) whether or not used or currently in service, and including all registrations relating thereto in or with all registration bodies or organizations, but excluding e-mail addresses.

(10) “Privacy Commitments” means any and all (a) Applicable Data Protection Laws; (b) Privacy Policies; (c) Contracts with third-parties governing privacy into which a member of the Company Group has entered or by which it is otherwise bound; (d) third-party privacy policies, terms of use, and similar documents that a member of the Company Group is or has been contractually obligated to comply with; (e) rules of any applicable self-regulatory organizations in which a member of the Company Group is or has been a member or that a member of the Company Group has been contractually obligated to comply with; and (f) any applicable published industry best practice or other standard in which a member of the Company Group operates that pertains to privacy or direct marketing.

(11) “Security Incident” means any loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other breach of security of Personal Data maintained by or on behalf of the Company Group.

(12) “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, images, videos, models and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

(13) “Third-Party Intellectual Property” means any and all Intellectual Property owned or controlled by, or purported to be owned or controlled by, a third party.

(b) Section 3.14(b) of the Company Disclosure Schedule contains a complete and accurate list (by name and version number) of all products and service offerings, of the Company Group that have been or are currently sold, licensed, distributed or otherwise made available (collectively, the “Company Products”).

(c) Company Group Intellectual Property. The Company (i) solely and exclusively owns all Company Owned Intellectual Property, free and clear of any Liens, and to its Knowledge, has obtained valid and enforceable licenses and authorizations to use all Third-Party Intellectual Property used by the Company and the other members of the Company Group. The Company Intellectual Property collectively constitutes all of the Intellectual Property necessary for the Company’s conduct of the business as such business is currently conducted, without the need for the Company to acquire or license any other Intellectual Property or develop Intellectual Property other than in the ordinary course of business. The Company has not transferred or assigned or agreed to transfer or assign any right, title or interest in or with respect to, or granted or agreed to grant any ownership or exclusive licenses to, any Company Owned Intellectual Property to any third party.

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(d) Company Registered Intellectual Property. Section 3.14(d) of the Company Disclosure Schedule lists all Company Registered Intellectual Property as of the date hereof, and the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Each item of Company Registered Intellectual Property is valid and subsisting and enforceable, is in full force and effect, and has not been cancelled or abandoned (or in the case of applications, has been applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording Company’s ownership interests therein.

(e) No Government or Academic Institutions Assistance. No grant, incentive, subsidy, funding, facilities, support, benefit or privilege, including any application therefor, whether pending, approved, or made available, directly or indirectly, by any Governmental Authority (including the Israel Innovation Authority), university, college or other educational institution or research center, (or any affiliate of any of the foregoing), was received by the Company Group or was used by the Company Group or on its behalf, or by any of its founders prior to the incorporation of the Company, in the development or creation of Company Group Owned Intellectual Property, or any portion thereof. No current or former employee, consultant or independent contractor, developer, inventor or other contributor to the Company Group Owned Intellectual Property (i) is or was operating under any governmental grant, or (ii) is or was at any time performing services or research for, or sponsored by, or otherwise affiliated to or under restrictions resulting from his or her relations with, any Governmental Authority, university, college, other educational institution or research center during the time such employee, consultant or independent contractor is or was involved in, or contributing to the creation or development of any Company Group Intellectual Property. No Governmental Authority, university, college, other educational institution or research center has submitted to the Company Group any written, or the Companies’ Knowledge other, claim or has a right in or to the Company Owned Intellectual Property. No rights have been granted to any Governmental Authority with respect to any Company Owned Intellectual Property. Without limiting the generality of the foregoing, no member of the Company Group has any outstanding obligations or restrictions under any governmental grants, including, without limitation the payment of any royalties to any Governmental Authority.

(f) Invention Assignment and Confidentiality Agreement. The Company has secured (whether by operation of law or otherwise) from all current and former employees and independent contractors who independently or jointly contributed to the creation or development of any Company Owned Intellectual Property (each an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ rights, title and interest in such Company Owned Intellectual Property (or any components thereof) and has obtained the explicit and irrevocable waiver of all non-assignable rights including moral rights. No volunteers independently or jointly contributed to the creation or development of any Company Owned Intellectual Property for the Company. Without limiting the foregoing, with respect to the creation or development of any Company Owned Intellectual Property, the Company has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors. The Company has made available to Purchaser copies of all such forms used by the Company. All rights in, to and under all Intellectual Property created by the Company’s or its Subsidiary’s founders for or on behalf or in contemplation of the Company or its Subsidiary (i) prior to the inception of the Company or its Subsidiary or (ii) prior to their commencement of employment with the Company or its Subsidiary have been duly and validly assigned to the Company. No current or former shareholder, Affiliate, or employee or contractor of any member of the Company Group has any claim, right (whether or not currently exercisable), or interest to or in any Company Owned Intellectual Property. All amounts payable by the Company or its Subsidiaries to any Authors have been paid in full and no additional compensation or royalties are due.

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(g) No Violation. To the Company’s Knowledge, no current or former employee, consultant, advisor or independent contractor of any member of the Company Group is in violation of any term or covenant of any Contract relating to invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company Group or using trade secrets or proprietary information of others without permission in connection with such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company Group. No employee consultant, advisor or independent contractor of any member of the Company Group has claimed ownership rights in any Company Owned Intellectual Property.

(h) Confidential Information. The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company Group (including trade secrets), all confidential or non-public information provided by any third party (including trade secrets) to the Company Group under a written obligation of confidentiality, any and all information collected by, or on behalf of, the Company Group, including information about or obtained from or through its customers’ or partners’ IT infrastructure and network traffic, which may include Personal Data (“Confidential Information”). All current and former employees and contractors of the Company Group and any third party who currently have or previously had access to Confidential Information have executed a written agreement with the Company Group regarding the protection of such Confidential Information. Except as set forth in Schedule 3.14(h) to the Disclosure Schedule, to the Knowledge of the Company, the Company Group has not experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including Personal Data in the Company Group’s possession, custody or control.

(i) Non-Infringement. The Company Owned Intellectual Property, the Company Products and the operation of its business, including the design, development, use, import, export, licensing, marketing, sale or other disposition of the Company Owned Intellectual Property and Company Products, do not and have not infringed or misappropriated the Intellectual Property rights of any Person. The Company Group has not received any notice from any Person claiming that such operation or any Company Owned Intellectual Property or any Company Product infringes or misappropriates the Intellectual Property rights of any Person, constitutes unfair competition or trade practices under any Applicable Law of any jurisdiction or violates the rights of any Person. The Company Group has not received any opinion of counsel that any Company Owned Intellectual Property, Company Product or the operation of the business, as previously or currently conducted and as currently proposed by the Company Group to be conducted, infringes or misappropriates any Intellectual Property rights of any Person. To the Company’s Knowledge, no Person is engaging, or has engaged in the past, in any activity that infringes or misappropriates the Company Owned Intellectual Property or violates the rights of the Company Group therein, nor has it made any claim with respect to any such alleged infringement or misappropriation against any Person.

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(j) Sufficiency. The Company Owned Intellectual Property includes all of the Intellectual Property necessary and sufficient to enable the Company Group to conduct the business as presently conducted. The execution, delivery and performance of the transactions contemplated by this Agreement does not and will not result in (i) the Company Group (or the Purchaser or its Affiliates following the Closing) granting, assigning or transferring to any Person any rights or licenses to Company Owned Intellectual Property, paying any royalties or other amounts in excess of those that would have, in any event, been payable by the Company Group had the transactions contemplated by this Agreement not occurred, (ii) any conflict with, breach of, or the right of termination or cancellation under, any Company Intellectual Property Agreements, or (iii) the imposition of any Lien on, loss or impairment of, any Company Owned Intellectual Property or Company Source Code.

(k) Licenses; Agreements. Other than as set forth in Section 3.14(k) of the Company Disclosure Schedule, the Company Group has not granted, any options, licenses or agreements of any kind relating to any Company Owned Intellectual Property outside of normal nonexclusive, non sub-licensable license or end user terms of service entered into by or otherwise governing users of the Company Products in the ordinary course of the business (forms of which have been made available to Purchaser). The Company Group is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, license or use of any Company Products or Company Owned Intellectual Property or any other property or rights.

(l) Other Intellectual Property Agreements. The Company Group is not in breach of any Company Intellectual Property Agreement. There are no disputes regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Group Property Agreements including with respect to any payments to be made or received by the Company Group thereunder. No Company Intellectual Property Agreement requires the Company Group to include any Third-Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product. The Company Group has obtained valid, written, perpetual, non-terminable (other than for cause) licenses (sufficient for the conduct of the business) to all Third-Party Intellectual Property that is incorporated into, integrated or bundled by the Company Group with any of the Company Products. No third party that has licensed Intellectual Property rights to the Company Group has ownership or license rights to improvements or derivative works made by the Company Group in the Third-Party Intellectual Property that has been licensed to the Company Group.

(m) Source Code. The Company has not disclosed, delivered or licensed to any Person, or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products. No event has occurred, and no circumstance or condition exists, that will result in the disclosure, delivery or license by the Company Group of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products.

(n) Open Source Materials. Section 3.14(n) of the Company Disclosure Schedule identifies all Open Source Materials incorporated in any Company Products or in the conduct of its business and identifies (a) the licenses underlying the Open Source Materials (including version number, if any) under which the Company Group uses such Open Source Materials, (b) the location on the Internet, if any, where such Open Source Materials were most recently accessed by the Company Group, (c) whether such Open Source Materials, have been modified by or for the Company Group (including a description of such modifications, if any), (d) whether such Open Source Materials have been distributed by or for the Company Group (including, in the case of any Open Source Materials subject to the AGPL, made available for use and interaction over a network), and (d) if distributed (including, in the case of any Open Source Materials subject to the AGPL, made available for use and interaction over a network), how any such Open Source Materials are integrated with or interact with the Company Group Owned Intellectual Property or Company Group Products. Except as set forth in Schedule 3.14(n) to the Disclosure Schedule, the Company Group is in compliance with the applicable terms and conditions of all licenses for the Open Source Materials, including, with respect to any distributed Open Source Materials, all copyright notice and attribution requirements, and all requirements to offer access to source code. The Company Group has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property or Company Products; (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products; (iii) distributed any Company Intellectual Property or Company Products that incorporate, embed or integrate Open Source Materials; or (iv) used Open Source Materials in each case of (i), (ii), (iii) and (iv), in a manner that would restrict the ability of the Company Group to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (A) any Company Products or any portion thereof, or any other Company Intellectual Property to be disclosed or distributed in source code form or to be licensed for the purpose of making derivative works; (B) any restriction on the consideration to be charged for the distribution of any Company Products or any other Company Intellectual Property; (C) the creation of any obligation for the Company Group with respect to Company Products or any portion thereof, or any other Company Intellectual Property, or the grant to any third party of any rights or immunities under Company Owned Intellectual Property; or (D) any other limitation, restriction or condition on the right of the Company Group with respect to its use, distribution or rendering of any Company Products or any portion thereof, or any other Company Intellectual Property. No member of the Company Group has made any Software or other materials available under terms that would cause such Software or other materials to be Open Source Materials, or made any contribution to an organization, association or project that makes available Open Source Materials.

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(o) Participation in Standards Body. No member of the Company Group has ever been a member of, or a contributor to, any industry standards body or similar organization in a manner that could compel the Company Group to grant or offer to any third party any license or right to any Company Owned Intellectual Property.

(p) Data Privacy.

(1) Definitions.

(a) “Applicable Data Protection Laws” means all federal, state, local, municipal, or other law (including common law), statutes, regulations, regulatory guidance, directives, constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, issued, promulgated or applied by a governmental authority that is binding upon or applicable to the Company Group, its customers, partners, or any other Person with whom the Company Group exchanges Personal Data (as defined below), as amended, unless expressly specified otherwise, and guidelines, recommendations and decisions issued by courts and governmental agencies, concerning the privacy, secrecy, security, protection, disposal, international transfer, collection, storage, use, or other processing of Personal Data in any applicable jurisdiction worldwide, and incident reporting and notifying requirements regarding Personal Data, including without limitation: the General Data Protection Regulation (Regulation (EU) 2016/679) (“GDPR”); the United Kingdom General Data Protection Regulation (“UK GDPR”); the Israeli Protection of Privacy Law, 5741-1981; the Federal Trade Commission Act of 1914 (“FTC Act”); the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (“CAN-SPAM Act”); the Telephone Consumer Protection Act of 1991 (“TCPA”); any applicable U.S. federal and state anti-wiretapping laws; and any U.S. state and federal privacy laws.

(b) “Data Processing” means (A) all actions, including collection, storage, use, disclosure, erasure, performed on Personal Data collected, or otherwise obtained by the Group Company, (B) any and all processing of Personal Data by the Group Company, and any of its service providers, in connection with the Group Company’s products and services, (C) all transfers of data to locations in which Personal Data is stored and/or processed by the Group Company, (D) any and all processing of Personal Data related to employment and job recruitment activities, (E) all processing of Personal Data relating to marketing of the Company’s products and services, including without limitation, the delivery of any emails, SMS, messages, and/or phone calls, with respect to the promotion of any of the Group Company’s products and services, and (F) any and all processing of Personal Data for any other purpose not specifically mentioned herein.

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(c) “Personal Data” means any information relating to an identified or identifiable natural person; an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

(2) Compliance with Applicable Data Protection Laws. Except as set forth in Schedule 3.14(p)(2) to the Disclosure Schedule, the Company Group, including without limitation, the Company Group’s Data Processing, is and has been in compliance in all material respects, with all Applicable Data Protection Laws, and with all contractual obligations regarding Personal Data including with respect to any collection, processing, sharing, possession, and control of any Personal Data.

(3) Privacy Policies. The Company Group’s published privacy policies, as updated from time to time and made publicly available on their website(s) (the “Privacy Policies”), true and correct copies of which have been made available to the Purchaser, describe the Company Group’s Data Processing in all material respects. In addition, the Company Group has not published, or otherwise made available to any third party, any policies, documentations, and procedures regarding data security and data protection, privacy, and handling, and any public representations (including representations, statements, and commitments on the Company Group’s websites, and documents provided to third parties, including without limitation, marketing materials, and integration documentation) pertaining to data privacy and security (collectively, “Data Privacy Documentation”) that are not consistent with the Privacy Policies. The Company Groups maintains, and is, and has at all times been in compliance in all material respects with all Applicable Data Protection Laws.

(4) Technical Safeguards. The Company Group implemented administrative, technical, and physical safeguards, to protect the privacy of any and all Personal Data in its possession, and/or in the possession of any third parties that process Personal Data on its behalf in compliance in all material respects with all Applicable Data Protection Laws;

(5) Claims. The Company Group has not received any notice, and/or is aware of a claim, investigation (formal or informal), inquiries, enquiries, and/or complaints with respect to any alleged violation of any Applicable Data Protection Laws, and there are no such claim, investigation (formal or informal), inquiries, enquiries, and/or complaints pending with respect to any alleged violation of any Applicable Data Protection Laws. The Company Group does not and has not at any time, engaged in any crawling, scraping, harvesting, or other automated collection of data from any website, platform, or service, whether public or private, except as expressly permitted by written agreement with the relevant data owner. The Company Group does not, and has not at any time, recorded, monitored, intercepted, or otherwise captured any sessions, communications, or conversations (including but not limited to audio, video, chat, or screen activity) with any Person, whether electronically or by any other means, without obtaining the prior express informed consent of all participants, in full compliance with all Applicable Data Protection Laws;

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(6) Sale and Transfer of Data. The Company Group does not sell, rent, or otherwise make available to third parties, any Personal Data, except as explicitly described in by the Privacy Policy, and as permitted by, and in accordance with Applicable Data Protection Laws;

(7) Databases. With respect to each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for any member of the Company Group (the “Company Group Databases”), no breach or violation of any such Company Group Security Controls by a third party has occurred, or is or had been threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

(q) [reserved]

(r) Defects. The Software included in Company Owned Intellectual Property does not contain and has been provided free of (i) to the Company’s Knowledge, bugs, defects, vulnerabilities or errors that materially adversely affects the use, functionality, security or performance of such Software or any product or system containing or used in conjunction with such Software, and (ii) any clock, timer, counter, intentional virus, or other limiting or disabling code, design, routine or any intentional viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such Software to be erased, made inoperable or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict the Company Group’s or any Person’s ability to use such Software and Company Products, or (ii) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification or other changes to, such Software or Company Product.

(s) Encryption. Except as set forth in Section 3.14(s) of the Company Disclosure Schedule, the Company Group’s business as currently conducted and currently proposed to be conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under Applicable Law.

(t) Artificial Intelligence. Other than as set forth in Section 3.14(t) of the Company Disclosure Schedule, the Company and its Subsidiaries have never directly or indirectly used, implemented, or obtained a license for any third-party artificial intelligence system, algorithm, model, or solution in connection with the operation of the Company Group’s business, its operations, products, algorithms, and/or services. This includes any artificial intelligence technologies related to data analysis, automation processes, machine learning, generative artificial intelligence, decision-making algorithms, or any other form of artificial intelligence capability. Other than as set forth in Section 3.14(t) of the Company Disclosure Schedule, the Company Group has not developed any Company AI Product (as defined below). “Company AI Products” means all Company Group products that employ or make use of artificial intelligence technologies, including without limitation any deep learning, machine learning, or any other decision-making technology.

Section 3.15 Tax Matters.

(a) Except as described in Section 3.15(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has prepared and timely filed or caused to be filed with the appropriate Tax Authorities all Tax Returns required to be filed by the Company and has paid or caused to be paid all Taxes due whether or not required to be on any Tax Return. All such Tax Returns are complete and accurate. With respect to any Taxes where payment is not yet due or owing, the Company has established in accordance with GAAP an adequate accrual for all such Taxes through the end of the last period for which the Company ordinarily records items on its respective books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company. The Company Group is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all Applicable Laws related to Taxes.

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(b) Since the last date of the Financial Statements, the Company has incurred no liability for Taxes (i) from extraordinary gains or losses within the meaning of GAAP, (ii) outside the ordinary course of business, or (iii) otherwise inconsistent with past custom and practice.

(c) Except as described in Section 3.15(c) of the Company Disclosure Schedule: (i) there is no dispute or matters under discussion with any Tax Authority in relation to the affairs of the Company (ii) no deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed by any Tax Authority or other Governmental Authority, and (iii) there are no Proceedings, investigations, assessments, audits, claims or other actions for or relating to any Liability in respect of Taxes pending or to the Company’s knowledge threatened against the Company.

(d) The Company has made available to the Purchaser (i) complete and accurate copies of all income and other material Tax Returns of the Company; (ii) complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company (or any predecessor thereof or issued with respect to or relating to any Taxes due from or with respect to the Company); (iii) any closing or settlement agreements entered into by or with respect to the Company with any Governmental Authority, (iv) all Tax opinions, memoranda and similar documents addressing Tax matters or positions, and (v) all material written communications to, or received by the Company from, any Governmental Authority including Tax rulings and Tax decisions.

(e) Other than in the ordinary course of business, the Company has not requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which the Company is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Company is or may be liable; (iii) the Company is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes for which the Company is or may be liable. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, by virtue of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, or (ii) any Tax related agreement or settlement concluded with any Tax Authority.

(f) The Company has not made, prepared or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

(g) Except as described in Section 3.15(g) of the Company Disclosure Schedule, the Company has never been assessed by any Tax Authority and notices of assessment have not been issued to the Company by any Tax Authority.

(h) No power of attorney (other than powers of attorney authorizing employees or representative of the Company to act on behalf of the Company) with respect to any Taxes has been executed or filed with any Tax Authority.

(i) There are no Liens for Taxes on any assets of the Company.

(j) Except as described in Section 3.15(j) of the Company Disclosure Schedule, the Company has not requested or received a ruling from any Tax Authority, and to extent received, the Company has been and is in compliance with the terms of any ruling received from any Tax Authority.

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(k) Section 3.15(k) of the Company Disclosure Schedule sets forth all Tax exemptions, material Tax holidays or other Tax reduction agreements or arrangements or Orders applicable to the Company (“Tax Incentives”), including the status of Preferred Enterprise and status Preferred Technological Enterprise (“PTE”). The Company has made available to the Purchaser all material documentation relating to any Tax Incentives. The Company is in compliance with the requirements for any Tax Incentives. The Company has no Knowledge of facts or circumstances (without taking into consideration the transactions contemplated hereunder) that would reasonably have an adverse effect on the validity and effectiveness of its Tax Incentives, or reasonably require any recapture of any previously claimed incentive under such Tax Incentives.

(l) The Company duly and timely withheld and paid all Taxes and other amounts required by Applicable Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any Company Options, dividends and other amounts paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers, directors, independent contractors, creditors, shareholders of the Company or other Person, whether or not an Israeli tax resident) and duly reported the withholding to the Tax Authorities.

(m) The Company has collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Applicable Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Applicable Law to be remitted by it.

(n) All books and records which the Company are required under Applicable Law to keep for tax purposes (including all documents and records likely to be needed to defend any challenge by any Governmental Authority to the transfer pricing of any transaction) have been duly kept in all material aspects in accordance with all applicable requirements and are available for inspection at the premises of the Company.

(o) The Company and each of its Subsidiaries has at all times been resident for Tax purposes only of its respective country of incorporation. Since its incorporation, the Company has not paid and has no liability for Taxes as a tax resident in any jurisdiction other than its respective country of incorporation; and no claim has been made in writing by any Tax Authority in any jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax by such jurisdiction as a resident. Without limiting the foregoing, the Company does not have or has not had a “permanent establishment” (as defined in any applicable income tax treaty), at any time since the establishment of the Company, or a fixed place of business in any country other than its country of incorporation.

(p) No event has occurred and to the Company’s Knowledge, no circumstances exist which may result in the Company becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another person or business. The Company is not liable for any Tax as the agent of any other person or business and does not constitute a permanent establishment of any other person, business or enterprise for any Tax purposes.

(q) The Company has not been party to or otherwise involved in any transaction, scheme or arrangement the main purpose or one of the main purposes of which was to avoid Tax (including any transaction, scheme or arrangement containing steps or stages having no commercial purpose) or any transaction that produced a tax loss with no corresponding commercial loss.

(r) All transactions or arrangements made by the Company have been made on arm’s length terms. No notice, enquiry or adjustment has been made by any Tax Authority in connection with any such transactions or arrangements.

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(s) The Company has never been at any time a “real property” Company (“Igud Mekarkein”) as such term is defined in the Israeli Real Property Taxation Law (Capital Gain and Purchase) 1963. The Company has never been a “family company” as defined in the Ordinance.

(t) The Company has never performed and was not part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Israel Tax Ordinance, a “reportable opinion” under Sections 131D of the Israel Tax Ordinance, or a “reportable position” under Section 131E of the Israel Tax Ordinance.

(u) The Company and its Subsidiaries are in compliance and have always been compliant with all applicable transfer pricing laws and regulations. The prices for any property or services (or for the use of any property) provided by or to the Company or its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code and section 85A of the Israel Tax Ordinance. Any studies prepared by the Company or any of their advisors with respect to any such related party transactions subject to section 85A of the Israel Tax Ordinance have been made available to Purchaser.

(v) [Reserved]

(w) Neither the Company nor any of its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Israel Tax Ordinance or pursuant to any tax ruling made with reference to the provisions of Part E2.

(x) Each Company Option Plan qualifies as a capital gains route plan under Section 102(b)(2) of the Israel Tax Ordinance (a “102 Plan”) and has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All Company 102 Securities were issued under a 102 Plan and were and are in compliance with the applicable requirements of Section 102(b)(2) of the Israel Tax Ordinance (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant of Company 102 Securities only following the lapse of the required 30 day period from the filing of the 102 Plan with the ITA, the receipt of the required written consents, the appointment of an authorized trustee to hold the Company 102 Securities, and the due deposit of such Company 102 Securities with such trustee pursuant to the terms of Section 102 of the Israel Tax Ordinance, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, as applicable.

(y) In relation to goods and services tax or value added or other similar Tax, the Company and each of its Subsidiaries:

(i) to the extent required, has been duly registered for the purpose of value added tax, as defined in the Applicable Law concerning value added taxes in Israel, and are taxable persons;

(ii) has complied with all statutory requirements, Orders, provisions, directives or conditions concerning value added taxes and/or sales tax or indirect taxation;

(iii) has collected and timely remitted to the relevant Tax Authority all output value added tax which they were required to collect and remit under any Applicable Law;

(iv) there are no circumstances by reason of which there might not be an entitlement to full credit of all value added tax chargeable or paid on inputs, and other transactions and imports made by the Company;

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(v) has not received a refund for input value added tax for which they are not entitled under any Applicable Law; and

(vi) none of the Company’s Subsidiaries, which are non-Israeli residents, has ever been, or currently is, required to effect Israeli VAT registration.

Section 3.16 Employees; Contractors and Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a list of the following with respect to each employee, independent contractor and consultant of the Company Group, if applicable: name; the employing entity; job title; date of commencement of employment or engagement; location of work; actual scope of employment, overtime (e.g., whether or not entitled to additional payments), prior notice entitlement, other termination entitlements, the applicability of Section 14 of the Israeli Severance Law- 1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his employment and on the basis of his entire salary); current annual compensation and all social benefits paid or payable maintained or contributed to or with respect to which any potential liability is borne by the Company (whether now or in the future, and including pension and severance contributions and their respective rates) including but not limited to the following entitlements: bonus (including type of bonus, calculation method and amounts received), deferred compensation, commissions (including calculation method and amounts received), sick leave and vacation entitlement and accrued vacation, recuperation pay entitlement and accrual, travel entitlement, any pension arrangement or provident fund and the salary basis for such contributions; whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work; and service credited for purposes of vesting and eligibility to participate under any Benefit Plan. The Company has provided to the Purchaser complete copies of all Contracts with such Persons. The Company has not made any promises or commitments to any of its employees, independent contractors and consultants whether in writing or not, with respect to any future changes or additions to their compensation or benefits, as listed in Schedule 3.16(a) of the Company Disclosure Schedule. Other than as listed in Schedule 3.16(a) of the Company Disclosure Schedule (i) there are no other employees, independent contractors or consultants engaged with the Company, and (ii) all current and former employees of the Company have signed an employment agreement substantially in the form delivered or made available to Purchaser. Details of any Person who has accepted an offer of engagement made by the Company Group but whose engagement has not yet started and any Person who was provided with or who received a notice of termination of his or her engagement in the last twelve (12) months prior to the signing date of this Agreement are contained in Schedule 3.16(a) of the Company Disclosure Schedule

(b) Section 3.16(b) of the Company Disclosure Schedule sets forth an accurate and complete list identifying each Benefit Plan. “Benefit Plans” shall mean any profit sharing, bonus, incentive or deferred compensation, retention or transaction bonus or change in control agreement, stock option, restricted stock or other equity-based benefit, profit sharing, pension, health, retirement or other material compensation or benefit plan, program, arrangement, agreement, fund or commitment (i) for the benefit or welfare of any current employee or service provider of any of the Company Group members, or (ii) with respect to which the Company has any Liability. With respect to the Benefit Plans: (i) all employer and employee contributions to each Benefit Plan required by Applicable Law or by the terms of such Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Benefit Plan, the liability of each insurer for any Benefit Plan funded through insurance or the book reserve established for any Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current participants in such Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; (iii) each Benefit Plan required to be registered by the Company with a Governmental Authority has been registered with a Governmental Authority and has been maintained in good standing with applicable Governmental Authority; and (iv) there are no pending, or, to the Knowledge of the Company, threatened or anticipated Proceedings in connection with any Benefits Plan and there has been no act or omission which has given or may give rise to imposition on the Company of any fines, penalties, taxes or related charges under any Applicable Law. The Company has delivered to the Purchaser (i) accurate and complete copies of each Benefit Plan administered by the Company to the extent currently effective, including all amendments thereto and copies of applicable resolutions adopting each such amendment, (ii) all written Contracts relating to each Benefit Plan administered by the Company to the extent currently effective, (iii) material correspondence between the Company and any Governmental Authority relating to any Benefit Plan and (iv) all material employee manuals and handbooks, employment policy statements, employment customs, internal regulations, and employment agreements with respect to Employees, including written summaries of any of the foregoing to the extent not available in written form. The Company has performed in all material respects its obligations required to be performed by the Company under the Benefit Plans, is not in default or violation of, and has no Knowledge of any default or violation by any other party to, any Benefit Plan. To the extent applicable, each Benefit Plan has been established and maintained in accordance with its terms and in compliance in all respects with Applicable Law.

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(c) The consummation of the Transactions will not (either alone or together with any other event, including a subsequent termination of employment or service) entitle any employee, service provider or independent contractor of the Company or any employee of such independent contractor to severance pay (including increased severance payment), other than as otherwise may be required by Applicable Law, retention, bonus or other similar payment or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, limit or restrict the right of the Company Group or, after the consummation of the Transactions, the Purchaser to merge, amend or terminate any of the Benefit Plans, result in payments under any of Benefit Plans which would not be deductible under Applicable Law, or increase the amount payable under any Benefit Plan or trigger any other Liability to the Company.

(d) Each person providing services to the Company that has been characterized as a consultant or independent contractor and not an employee has been properly characterized as such, and neither the Company, nor the Purchaser (or its Affiliates) has or will have at any time any Liability, including under or on account of any Benefit Plan, arising out of the hiring or retention of persons to provide services to the Company, treating such persons as consultants or independent contractors and not as employees, or otherwise with respect to the period pre-Closing.

(e) The Company and its Subsidiaries have paid in full to all current and former employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation and any payment derived therefrom (including, contributions to severance and pension funds) due to or on behalf of, or towards, such employees, independent contractors and consultants, all as applicable. The Company has complied in all material respects with all Applicable Laws relating to its employees and their terms and conditions of employment. All amounts that the Company is legally or contractually required either (i) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds, or (ii) to withhold from its employees’ salaries and benefits and to pay to any Governmental Authority as required by the Applicable Law have been duly deducted, transferred, withheld and paid, and the Company has no outstanding obligation to make any such deduction, transfer, withholding or payment (other than in the ordinary course of business consistent with past practices and the accrual of Taxes and other expenses with respect thereto). There are no claims by any employee, consultant or service providers pending or, to the Company’s Knowledge, threatened against the Company Group.

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(f) To the Knowledge of the Company, no Key Person: (i) intends to terminate his or her employment or engagement with the Company; (ii) has received an offer to join a business that is competitive with the business of Company, where such offer remains open for acceptance; or (iii) is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person) that may have a material adverse effect on: (A) the performance by such individual’s duties or responsibilities as an employee or consultant (as applicable) of the Company or its service providers, or (B) the businesses or operations of the Company.

(g) The Company has provided to Purchaser true, correct and complete copies of each of the following: all standard forms of offer letters and employment agreements; all standard forms of services agreements with current consultants; all standard forms of confidentiality, non-competition or inventions agreements between current employees or consultants and the Company Group.

(h) There are no written claims, disputes, actions, grievances, proceedings or disciplinary actions pending or, to the Knowledge of the Company or, threatened, with respect to any employee of any member of the Company Group regarding their employment, engagement or affiliation with the Company Group. No work stoppage, slowdown or labor strike against the Company or any Subsidiary is pending or, to the Knowledge of the Company, threatened or reasonably anticipated. Neither the Company nor any Subsidiary has ever been a party to any collective bargaining Contract or other Contract or arrangement with a labor union, trade union or other organization or body representing any of its employees and no such collective bargaining agreement or other union contract is being contemplated or negotiated by the Company or its Subsidiaries. There has never been, nor is there currently, any pending demand for recognition or any other request or demand from any employers’ or employees’ organization in regard to payments of any membership fee, organizational services fee (‘Dmei Tipul Irguny’), or from any labor organization for representative status with respect to any employee or other service provider of the Company or any Subsidiary. The Company is not subject to, and no employee of the Company benefits from, any extension order (‘tzavei harchava’), except for extension orders which generally apply to all employees in Israel.

(i) The Company’s obligations to provide vacation pursuant to the Israeli Annual Leave Law-1951 and any personal employment agreement have been satisfied or have been fully accrued on the Financial Statements. The arrangement regulated in the General Order published under Section 14 Arrangement applies to all of the employees for their full term of employment and for their entire salary and accordingly the Company’s obligations to provide severance pay to its employees, including through any plan or policy which provides defined benefit pension or retirement benefits, end of service gratuity or severance pay (or similar payments on retirement or termination of service of employees), have been fully satisfied on an ongoing basis, and contributions to such employees’ severance funds were made regularly or have been accrued on the Financial Statements. The Company has not engaged any employees whose employment or employment terms would require special visas, licenses or approvals. The services of all of the employees are terminable by the Company Group on 30 days’ notice, subject to the provisions of any Applicable Laws. The Company is not engaged with any personnel through manpower agencies.

(j) The Company and its Subsidiaries, as applicable, have promptly, thoroughly and impartially investigated all employment discrimination and sexual harassment allegations which have been delivered to Purchaser, of, or against, any employee and, with respect to each such allegation with potential merit, the Company and the Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further discrimination and harassment and the Company and the Subsidiaries do not reasonably expect the Company nor the Subsidiaries to incur any liability with respect to any such allegation.

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Section 3.17 Environmental Matters.

The Company is, and has at all times been, in material compliance with all Applicable Law and any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or to Hazardous Substances and all Governmental Authorization relating to or required by such Applicable Laws and affecting, or relating in any way to, the business of the Company as currently conducted, and there are no liabilities of the Company under any such Applicable Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

Section 3.18 Insurance Coverage.

Section 3.18 of the Company’s Disclosure Schedule lists all insurance policies existing as of the date hereof covering any aspect of the assets, business, equipment, products, properties, operations, employees, officers or directors of a Company. There is no claim by a Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that a Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim the total value of which (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) are in full force and effect. The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan. None of the policies or bonds are on a retrospective or other experience-based premium, or audited premium basis.

Section 3.19 Affiliate Transactions.

Other than as set forth in Section 3.19 of the Company Disclosure Schedule, no Affiliate, shareholder, director, manager, officer, employee, consultant or contractor of the Company or of any Affiliate thereof or members of any of their immediate family (each of the foregoing, a “Related Person”), other than in its capacity as a shareholder, director, manager, officer, employee, consultant or contractor of the Company and for the benefit of the Company, (i) is or has been involved, directly or indirectly, in any business arrangement or other relationship with the Company (whether written or oral), (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by the Company or (iii) is engaged, directly or indirectly, in the conduct of the businesses of the Company. In addition, no Affiliate of the Company and, to the Knowledge of the Company, no other shareholder, director, manager, officer, employee, consultant or contractor of the Company has an interest in any Person that competes with the businesses of the Company as currently conducted or as proposed to be conducted. For purpose of this Agreement, “immediate family” of any individual shall mean spouse, Purchasers, children and brothers and sisters of such Person.

Section 3.20 Finders’ Fees.

No broker, investment banker, financial advisor or other Person acting for or on behalf of the Company is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Transactions contemplated by this Agreement or any other Transaction Document.

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Section 3.21 Full Disclosure.

This Agreement (including its Exhibits and Schedules and the Company Disclosure Schedule) does not, and the Transaction Documents do not contain and will contain at the Closing any untrue statement by the Company of a material fact or omit (or will omit at the Closing) to state any material fact necessary to make the statements made by the Company contained herein and therein (in the light of the circumstances under which they were made) not false or misleading.

Section 3.22 No Other Representations

Except for the representations and warranties set forth in Article V hereof and in any Transaction Document to which Purchaser is party, the Company acknowledges and agrees that neither Purchaser, nor any of its Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person on their behalf, is making any other representation or warranty express or implied (all of which are disclaimed) with respect to this Agreement or the transactions contemplated under this Agreement, or Purchaser. Nothing herein shall limit any remedies with respect to claims of Fraud, except as set forth in this Agreement.

Article IV
Representations and Warranties of the SELLER

Seller hereby represents and warrants to the Purchaser and Parent that the statements contained in this Article IV are true and correct as of the date of this Agreement and as of the Closing Date:

Section 4.01 Title to Company Shares.

Seller has good and valid title to, and is the sole lawful owner, beneficially and of record, of all of the Company Shares set forth opposite the name of Seller on Section 3.04(a) of the Company Disclosure Schedule, which constitute all the issued Company Shares held by Seller, free and clear of any and all Liens. The Seller has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement (including the transfer of the full legal and beneficial interest in the Seller’s Company Shares to the Purchaser without the consent of any other Person), in each case with respect to the foregoing Company Shares. No Company Shares held by Seller were ever subject to any repurchase or redemption rights by the Company or any of its shareholders. Upon transfer of the relevant Company Shares to the Purchaser at the Closing, Seller shall convey to the Purchaser, and the Purchaser shall acquire, good and marketable legal and beneficial title to the Seller’s Company Shares, free and clear of any Liens and from any agreement, arrangement, obligation or commitments to create, grant, give or permit to maintain any Liens. Except as set forth in Section 4.01 of the Company Disclosure Schedule, Seller has not sold, pledged or otherwise transferred (whether by operation of law or otherwise, including, without limitation, transfers pursuant to any decree of divorce or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse) any interests in Seller’s Company Shares to any person and there is no condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive from the Seller any Sellers Company Shares, Options or other securities of the Company granted to Seller, except for such Liens which shall be removed prior to or on the Closing Date. Seller’s Company Shares constitute all of the shares or other securities of the Company over which any voting or dispositive power is held by Seller and Seller does not own, beneficially or otherwise, directly or indirectly, any other share capital of, or other securities, equity or ownership interest in the Company (including, without limitation, any Company Options or similar rights). The Company Shares of Seller are not subject to any shareholders agreement, voting agreements, trusts or other agreement or understandings relating to the voting or disposition thereof (whether such would expire at Closing or not), or any proxies which would continue to be binding upon the Purchaser after the Closing. Any proxies heretofore given in respect of the Company Shares held by Seller, if any, are not irrevocable, and any such proxies are or shall be revoked by the Closing.

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Section 4.02 Authority; Binding Effect.

Seller has full right, power and authority to enter into and to perform Seller’s obligations under each of the Transaction Documents to which such Seller is a party. Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which Seller is a party and to consummate the transactions contemplated hereunder and thereunder. Seller is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation, (ii) the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party have been duly authorized by Seller; (iii) all organizational actions and proceedings required to be taken by or on the part of Seller to authorize and permit the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party, have been duly and properly taken. This Agreement has been, and each other Transaction Document to which Seller is a party has been or will be, duly executed and delivered by Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, and, assuming the due authorization, execution and delivery by the Purchaser or the Parent (if party thereto, as applicable), enforceable against Seller in accordance with its terms, and upon the execution of each of the other Transaction Documents, each of such other Transaction Documents will constitute the legal, valid and binding obligation of Seller who is a party thereto, and will be, assuming the due authorization, execution and delivery by the Purchaser or the Parent (if party thereto, as applicable) and any other party thereto, enforceable against Seller in accordance with its terms, in each case - subject only to the effect, if any, of Enforceability Limitations.

Section 4.03 Non-Contravention; Consents.

Neither (i) the execution, delivery or performance of this Agreement and any other Transaction Document (to which Seller is a party) by Seller, nor (ii) the consummation of the Transactions by Seller, will (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation or breach of any provisions of any Applicable Law, or give any Governmental Authority or other Person the right to challenge or terminate the Transactions;

(a) contravene, conflict with or result in a violation or breach of or a default under any provision of, or require any consent under, Seller’s organizational documents, if applicable, or any Contract to which Seller is a party or by which Seller is bound, or result in the creation of a Lien on any property or asset of Seller or any of its Affiliates; or

(b) require to make any filing with or give any notice to, or to obtain any Consent from, any Person that had not been obtained by the Company or Seller prior to Closing.

except, in the case of clauses (a) through (c) above, for such violations, breaches or defaults as would not, individually or in the aggregate, have a material effect on the ability of the Seller to consummate the transactions contemplated by this Agreement or any other Transaction Document.

Section 4.04 Capacity of Seller.

(a) Seller is not subject of, and, to Seller’s Knowledge, no action or steps have been taken for, any proceeding or threat of any proceeding, seeking liquidation, winding up, dissolution, reorganization or similar relief under any bankruptcy, insolvency, receivership or similar law, nor has it applied for or consented to the appointment of a receiver, administrator, trustee, custodian, conservator or similar official for the Seller or for a substantial part of its assets.

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(b) There is no Proceeding pending and, to Seller’s Knowledge, no Person has threatened to commence any Proceeding that would prevent Seller’s ability to comply with or perform any of Seller’s covenants or obligations under any of the Transaction Documents.

(c) The consummation of the Transactions shall not constitute a fraudulent transfer by Seller under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of Seller.

Section 4.05 Tax Matters.

Seller acknowledges that the sale of the Seller’s Company Shares, and the consideration payable or issuable hereunder may have immediate and/or future Tax consequences for the Seller and confirms that any Tax Liability triggered as a result of the sale of the Company Shares owned by Seller and the transactions contemplated hereby (including the issue to the Seller of the Parent Shares as contemplated in this Agreement, or the waiver of any consideration hereunder) shall be borne solely by Seller. All information provided or to be provided by or on behalf of the applicable Seller for purposes of enabling any Payor to determine the amount to be deducted and withheld, if any, from the consideration payable or issuable to Seller pursuant to this Agreement under Applicable Law is and will be accurate and complete in all material respects when provided.

Section 4.06 Disclosure.

None of the Seller’s statements in this Article IV or in the Transaction Documents to which Seller is a party contain any untrue statement by the Seller with respect to any material fact or omit to state any material fact necessary in order to make the statements made by the Seller contained herein and therein (in the light of the circumstances under which they were made) not false or misleading.

Section 4.07 Finder’s Fees.

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Transactions contemplated by this Agreement or any other Transaction Document to which Seller is a party based on any Contract to which such Seller is a party or that is otherwise binding upon Seller.

Section 4.08 Investment Representations

(a) Seller has substantial experience in evaluating and investing in private placement transactions of securities in companies, is capable of evaluating the merits and risks of investment in the Parent in the form of the Parent Shares issued hereunder, and has the capacity to protect its own interests and is able to bear the economic risk of an investment in the Parent and could afford a complete loss of such investment.

(b) Seller is either (x) an accredited investor as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or (y) not a “U.S. Person” as such term is defined in Rule 902 of Regulation S promulgated under the Securities Act. To the extent that the Seller confirmed on the signature page hereto that it is a non U.S. Person, Seller (i) is not acquiring Parent Shares to be acquired by such Non-U.S. Person pursuant to this Agreement for the account or benefit of any U.S. Person, (ii) is not, at the time of execution of this Agreement, and will not be, at the time of the Effective Time, in the United States and (iii) is not a “distributor” (as defined in Regulation S promulgated under the Securities Act).

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(c) Seller is acquiring the Parent Shares issued pursuant to the terms of this Agreement, if any, for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Seller is not an entity formed solely for the purpose of investing in the Parent Shares. Seller understands that the Parent Shares issued pursuant to the terms of this Agreement have not been, and may not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act, which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein.

(d) Seller acknowledges that the Parent Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of equity interests purchased in a private placement subject to the satisfaction of certain conditions.

(e) Seller has not relied on any representation, warranty or statements, written or oral, other than the representations and warranties of the Purchaser and Parent contained herein or in the other Transaction Documents.

(f) Seller acknowledges that each Parent Share issued hereunder, if any, or any other securities issued in respect of such shares shall (unless the securities shall have been registered under the Securities Act or sold pursuant to Rule 144 thereunder) be subject to a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR LAWS.”

Seller further acknowledges that, if and to the extent applicable, Parent may impose stop-transfer instructions with respect to the Parent Shares subject to the foregoing restriction until the end of the applicable restriction period.

Section 4.09 No Other Representations

Except for the representations and warranties set forth in Article V hereof and in any Transaction Document to which Purchaser or Parent is party, the Seller acknowledges and agrees that neither Purchaser, Parent, nor any of their Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person on their behalf, is making any other representation or warranty express or implied (all of which are disclaimed) with respect to this Agreement or the transactions contemplated under this Agreement,. Nothing herein shall limit any remedies with respect to claims of Fraud except as set forth in this Agreement.

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Article V
Representations and Warranties of THE Purchaser and PARENT

Each of the Purchaser and Parent represents and warrants to the Company and the Seller that the statements contained in this Article V are true and correct as of the date of this Agreement and as of the Closing:

Section 5.01 Organization and Corporate Authorization.

The Purchaser is a private company incorporated and validly existing under the laws of the State of Israel. Parent is a private company incorporated and validly existing under the laws of the Cayman Islands. Each of Purchaser and Parent has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and the execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part thereof. This Agreement constitutes and any other Transaction Document, to which the Purchaser or Parent is or will be a party will constitute the legal, valid and binding obligation thereof, and assuming the due authorization and execution thereof by the other parties thereto, enforceable against it in accordance with its terms, subject only to the effect, if any, of Enforceability Limitations.

Section 5.02 Non Contravention; Consents.

Neither the execution, delivery or performance of this Agreement or any of the Transaction Documents by Purchaser or Parent, nor the consummation of the Transactions thereby by the Purchaser or Parent, will (with or without notice or lapse of time):

(b) contravene, conflict with or result in a violation of any of (i) the provisions of the articles of association or similar charter documents thereof or (ii) any Applicable Law;

(c) contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge or terminate any of the Transactions; or

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of, or require any consent, under Purchaser’s or Parent’s organizational documents, or of any Contract, to which Purchaser or Parent is a party or by which Purchaser or Parent is bound, or result in the creation of a Lien on any property or asset of such Purchaser or Parent is or any of their respective Affiliates; or

(e) require to make any filing with or give any notice to, or to obtain any Consent from, any Person that had not been obtained by the Purchaser or Parent prior to Closing.

except, in the case of clauses (a) through (c) above, for such violations, breaches or defaults as would not, individually or in the aggregate, have a material effect on the ability of the Purchaser or Parent to consummate the transactions contemplated by this Agreement or any other Transaction Document.

Section 5.03 Finders’ Fees.

No broker, investment banker, financial advisor or other Person acting for or on behalf of the Purchaser or Parent is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Transactions contemplated by this Agreement or any other Transaction Document.

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Section 5.04 Parent Shares.

The authorized share capital of the Parent consists of such number and classes of shares as set forth in Parent’s memorandum and Articles of Association attached as Exhibit J. The capitalization table of the Parent, as of the date hereof is as set forth in Section 5.04 of the Purchaser Disclosure Schedule (assuming the conversion, exercise, or exchange of all securities convertible into, or exercisable or exchangeable for, Parent’s share capital), and there are no other outstanding shares, options or other securities convertible into, or exercisable or exchangeable for, Parent’s share capital that are not reflected therein. The Parent Shares issued as part of the Equity Consideration, when issued, allotted and paid for (subject to the terms and conditions set forth herein), will be duly authorized, validly issued, fully paid and nonassessable and issued in compliance with applicable securities law, free and clear of any Liens created by Purchaser or Parent, shall be the most senior class of share of the Parent as of the Closing Date, and shall have the rights attached to them under Parent’s memorandum and Articles Of Association. At the Closing the Seller shall become party to Parent Shareholders Agreement attached hereto as Exhibit K (as may be amended in accordance with its terms).

Section 5.05 Availability of Funds

Purchaser has or will have at Closing sufficient immediately available funds to pay all amounts that required to pay at Closing pursuant to this Agreement.

Section 5.06 No Other Representations

Except for the representations and warranties set forth in Section Article III and Article IV hereof and in any Transaction Document to which the Company or the applicable Seller is party, Purchaser and Parent acknowledge and agree that the Company and Seller are not making any other representation or warranty express or implied (all of which are disclaimed) with respect to this Agreement or the transactions contemplated under this Agreement. Nothing herein shall limit any remedies with respect to claims of Fraud as specified in this Agreement.

Article VI
Additional agreements

Section 6.01 Confidentiality; Public Disclosure.

(h) The parties hereto acknowledge that Sportority Inc. and Seller have previously executed a non-disclosure agreement (the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms, including with respect to the Seller, as if they were an original party thereto. Each party hereto agrees that, it and its Representatives shall hold this Agreement and the terms of the Transactions in strict confidence. As an amendment to the Confidentiality Agreement, from the Closing, Purchaser and its Affiliates (including the Company following the Closing) are hereby released from any obligations thereunder with respect to the Company related information. At no time shall any party disclose any of the terms of the Transactions (including, but not limited to, the economic terms) or any non-public information about a party hereto (collectively, the “Confidential Information”) to any other Person without the prior written consent of the other party. Notwithstanding the foregoing, each party shall be permitted to disclose Confidential Information on a need to know basis to its financial, tax, and legal advisors (each of whom is bound by substantially similar obligations of confidentiality), or otherwise as may be required by any Governmental Authority or pursuant to any Applicable Laws (including stock exchange rules and regulations) provided that, to the extent possible and legally permissible, the party wishing to make such disclosure has (i) first given prompt prior written notice to the other party (i.e. by Seller to the Purchaser, or by the Company or Purchaser to the Seller), (ii) permit such other party to seek an appropriate protective order or other protection in respect of such required disclosure or with respect to public disclosure required pursuant to stock exchange rules and regulations reasonably consulted in advance with the other party with respect to the form and content of such disclosure, and (iii) made reasonable efforts to prohibit or limit such disclosure and to protect the confidentiality of any Confidential Information eventually disclosed.

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(i) Neither party shall make any announcements, issue any press release or other public statement relating to the terms of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, in any media, whether or not in response to an inquiry, without the prior written approval of the Purchaser and Seller, unless required by Applicable Laws (including stock exchange rules and regulations) or any Governmental Authority. Notwithstanding anything herein or in the Confidentiality Agreement, Purchaser and Seller shall mutually agree on the content of the press release or other public statement announcing the Transactions and thereafter each of them and their respective Affiliates, may make such other public statements regarding this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby as they may determine is reasonably appropriate.

(j) This section shall survive the consummation, termination or expiration of this Agreement and the transactions contemplated hereby.

Section 6.02 Non-Compete: Non-Solicitation; Confidentiality.

(a) In further consideration for the Aggregate Consideration and in order to protect the value of the Company Group (including, without limitation, the goodwill inherent in the Company Group as of the Closing and that the Purchaser may have and enjoy the full benefit of the Company Group, and its business and the assets), the following shall apply with respect to the Seller:

(1) During the period beginning on the date hereof and ending on the second year anniversary of the Closing (as applicable, the “Noncompete Period”), Seller shall not, directly or indirectly (including, without limitation, whether in the Seller’s capacity as a director, officer, employee, agent or consultant thereof or of its respective Affiliates), own, manage, operate, join, control, participate in the ownership, management, financing, operation, business or control of, consult to, render services for (as an employee, consultant, contractor, or a similar capacity), or in any other manner engage or compete in any business or Person anywhere in the world that is engaged in the research, developing, producing, offering, distributing, selling, marketing, maintaining or supporting of Competing Business. For purposes of this Agreement, the term “participate” (and words of similar import) includes any direct or indirect interest in any Person, whether as an officer, director, manager, employee, partner, sole proprietor, agent, representative, independent contractor, franchisor, franchisee, creditor, or owner; provided that the foregoing activities shall not include ownership (without having board representation) of less than two percent (2%) of the share capital of a publicly held corporation whose shares are traded on a securities exchange or in the over the counter market or own a passive equity interest in a private debt or equity investment fund, mutual fund or passive interest in a venture capital or other private equity fund that has portfolio companies that engage in the business similar to that of the Company. “Competing Business” means direct searches through content via websites owned and operated by the Company, to Google’s search platform called “related search for content” or “RSOC”. For the avoidance of doubt, (i) RSOC activities via websites which are not owned or operated by Seller and/or ViewBix Inc., or (ii) the business of Seller and its shareholder, ViewBix Inc., as such business(es) are described in the most recent 10-k published prior to the date hereof, shall not be considered as competing with the Company Business.

(2) During the Noncompete Period, Seller shall not, directly or indirectly (including, without limitation, through its respective Affiliates and any director, officer, employee, agent, manager, contractor or consultant thereof or of its respective Affiliates) (1) encourage, induce, solicit or attempt to encourage, induce or solicit any officer, director, manager or employee of the Company Group (“Non-Solicit Employee”) to leave or limit the employ or engagement with the Company Group; (2) hire or employ any Non-Solicit Employee; or (3) encourage, induce or solicit, or attempt to encourage, induce or solicit, any material customer, supplier, distributor, reseller, licensee, licensor or other business relation of the Company Group to cease doing business with or materially reducing its business activity with the Company Group. Notwithstanding the foregoing, for purposes of this Agreement (i) the placement of general advertisements that may be targeted to a particular geographic or technical area, but that are not specifically targeted toward any such Non-Solicit Employee, shall not be deemed to be a breach of this subsection (unless the Non-Solicit Employee is a Founder), (ii) an individual (other than any Founder) shall not be treated as a Non-Solicit Employee if he/she does not receive an offer of employment from Purchaser or its Affiliates (including the Company) prior to the Closing, and (iii) an individual (other than any Founder) shall cease to be treated as a Non-Solicit Employee after the Closing Date following the 6th month after termination of such individual’s employment with Purchaser or Purchaser’s Affiliates (including the Company).

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(b) From and after the date hereof, Seller shall not, and shall cause its respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Purchaser, any Confidential Information of the Company. Solely for purposes of this Section, Confidential Information does not include information that (i) is in the public domain at the Closing Date, or subsequently becomes so through no fault of Seller; (ii) is furnished to Seller and/or each of its Representatives (as the case may be) by a third party having a lawful right to do so; (iii) was in the Seller possession prior to disclosure by the Company, (iv) was independently developed by Seller without use of Confidential Information of the Company, or (v) was explicitly approved for release by prior written authorization of the Purchaser. The Seller shall, if permitted by Applicable Law, be permitted to disclose Confidential Information if such disclosure is in response to a valid order of a court or other Governmental Authority, but only to the extent of and for the purposes of such order, provided, however, that Seller shall first notify the Purchaser in writing of the order, and permit the Purchaser to seek an appropriate protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements.

(c) Seller acknowledges and represents that: (1) sufficient consideration has been given as it relates to such party’s obligations under Section 6.02; (2) Seller has consulted with legal counsel of Seller’s choosing regarding its rights and obligations under this Section 6.02; (3) Seller fully understands the terms and conditions contained herein; (4) the scope of the business of the Company Group is independent of location (such that it is not practical to limit the restrictions contained in this Section 6.02 to a specified country, city or part thereof); (5) the restrictions and agreements in this Section 6.02 are reasonable in all respects and necessary for the protection of the Company Group and its confidential information and goodwill and that, without such protection, the Company Group customer and client relationship and competitive advantage could be materially adversely affected; and (6) the agreements in this Section 6.02 are an essential inducement to the Purchaser to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which such party is party to or by which such party is bound (whether under Contract or by Applicable Law).

(d) The covenants and undertakings contained in this Section 6.02 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.02 may cause irreparable injury to the Company Group (and their successors, assigns and any third-party beneficiary), the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, the Company (and its successors, assigns and any third-party beneficiary) may be entitled to seek, in addition to other rights and remedies existing in their favor under Applicable Law or in equity, an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach or threatened breach of any provisions of this Section 6.02.

(e) If at any time a court of competent jurisdiction or arbitrator’s award holds that the restrictions in this Section 6.02 are unreasonable under circumstances then existing, or that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.02 is unreasonable, arbitrary or against public policy, the parties hereto agree that the maximum period, scope or geographical area reasonable, not arbitrary, and not against public policy under such circumstances shall be substituted for the stated period, scope or area or any other relevant feature and may then be enforced against the applicable party.

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Section 6.03 Waiver of Claims.

(a) As a material inducement to the Purchaser’s willingness to enter into and perform this Agreement and to purchase the Company Shares, and for consideration deemed sufficient, Seller, on behalf of itself, and on behalf of Seller’s and its respective Affiliates and Representatives, hereby releases and forever discharges the Purchaser, its Affiliates, including the Company and each of their respective individual, joint or mutual, past, present and future Representatives, Affiliates, shareholders, controlling persons, Subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all Proceedings, Contracts and Liabilities relating in any way whatsoever to the Company Group, its business and affairs, including any claim with respect to the authority or enforceability to enter into this Agreement or any of the Transactions, in each case whether known or unknown, suspected or unsuspected, at law and in equity, which Seller or any of their respective Affiliates now has, have ever had or may hereafter have against the respective Releasees arising concurrently with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring concurrently with or prior to the Closing Date, solely to the extent involving Seller’s capacity as a shareholder; provided, however, that nothing contained herein shall operate to release (i) any obligation of the Purchaser or the Parent arising under this Agreement or any other Transaction Document, (ii) any right of Releasor, in his or her capacity as an officer or director of the Company and/or the Subsidiary, to receive any amount under any directors’ and officers’ liability insurance policy, Applicable Laws, charter documents and indemnification agreements, if any; (iii) any rights in the capacity as an employee or contractor of the Company or its Subsidiary to (1) expense reimbursements for reasonable and necessary business expenses incurred and documented prior to the date hereof and consistent with prior expenditures, and (2) accrued but unpaid wages, salaries or other cash compensation or employee benefits due to him, her or it that remain unpaid as of the Closing. Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

(b) Without limitation of the foregoing, each of Seller and the Company hereby agrees, effective as of the Closing, to terminate any and all Contracts by and between the Company and Seller or its Affiliates (excluding employment agreements and consulting or contractor agreements with the Company or agreements for the subscription of Company’s products listed on the Company Disclosure Schedule), without any remaining liability to the Company and to repay and discharge any Liability of the Seller or its Affiliates to the Company, if any (excluding employment agreements with the Company listed on the Company Disclosure Schedule).

(c) The Seller hereby waives any and all first refusal, tag along, first offer, notification, veto or other rights under the Charter Documents of the Company or any Contract to which any of them are a party with respect to the execution of this Agreement, the Transaction Documents and the consummation of the Transactions and the Share Transfer Agreements.

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Section 6.04 Call Option.

Upon the Closing and until the Parent’s IPO (as such terms if defined in the Articles of Association of the Parent), Parent shall have the right, but not the obligation, to elect to cause Seller to surrender all or any portion of the Parent Shares then held by Seller, to the Parent for cancellation, in consideration for payment by Parent to Seller of the then Fair Market Value of such Parent Shares (the “Call Option”). This Call Option may be exercised by Parent, in its sole discretion, in whole on one occasion, upon and following the occurrence of any of the following events: (i) the commencement of any voluntary or involuntary insolvency or bankruptcy proceedings, liquidation, dissolution or winding up of Seller, or the taking of any step or action for the appointment of, or notice of intention to appoint, any liquidator, receiver, manager, administrator, trustee or similar officer over the Seller or any material asset (provided that if not removed, the actual consummation of the exercise of the Call Option shall be subject and postponed until the actual determination of the liquidation, dissolution or winding up of the Seller or the permanent appointment of a liquidator, receiver, manager, administrator, trustee or similar officer with respect to all of substantially all of the assets of Seller); (ii) the adoption of a resolution for a distribution in kind by Seller of all or part of the Parent Shares, except to distribution following which ViewBix Inc. shall control the Equity Consideration; or (iii) any announcement or consummation of a transaction or other event pursuant to which ViewBix Inc. shall cease to control (as defined herein) Seller or the Equity Consideration (provided that the exercise of the Call option in such event may be notified earlier and condition upon the consummation of such transaction or event). Nothing herein shall limit the transfer of the Parent Shares by the Seller; in accordance with the Articles of Association of the Parent and Parent shareholders agreements to which Seller becomes party; provided that transfer of Parent Shares (i) to a Permitted Transferee (as defined Articles of Association of the Parent) of Seller, or (ii) within 3 years as of the Closing, to any other transferee, shall be also subject in each case to such transferee assuming in writing the Call Option.

If the Call Option is exercised by the Parent as set forth herein, then the Parent shall provide written notice thereof to the Seller, and the Seller shall automatically be required to voluntarily surrender to the Company such number of Parent Shares equal to the number of Parent Shares with respect to which the Call Option is exercised, free and clear of any Lien. If the Seller fails to surrender the Parent Shares per the Parent’s exercise notice, Parent shall be deemed to have been granted by Seller a proxy and power of attorney to surrender the shares for cancellation and sign such documents and take such actions as required in order to give effect to such surrender and update the Parent share register accordingly. Parent shall also be entitled to assign its Call Option to any Affiliate or shareholder thereof (“Assignee”), in which case the Call Option shall not be for the surrender for cancellation, but instead for the transfer by the Seller to such Assignee of the applicable number of Parent Shares in consideration for the Fair Market Value thereof, and Seller shall be required to execute such share transfer deed(s) to give effect to such transfer.

For purposes of this Section, “Fair Market Value” shall mean, the value of the applicable Parent Share as shall be determined by a reputable independent valuation firm reasonably agreed upon jointly by the Parent and the Seller (and if not reasonably agreed within 15 days, the value shall be based on the valuation of the Parent in its then most recent equity financing round).

Section 6.05 Further Actions.

(a) In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement and effecting completely the consummation of the Transactions contemplated hereby, each party hereto will take such further actions (including the execution and delivery of such further instruments and documents) as any other such party may reasonably request.

(b) In the event that, notwithstanding the foregoing, it transpires that any Seller or its Affiliates has any right or interest in any asset, property or right of the Company, including any Intellectual Property, then Seller shall or shall cause Seller’s Affiliates to be deemed to hold such rights or interests in trust for the sole benefit of the Company, as applicable, and the Seller shall and shall cause its Affiliates to take any and all actions and execute any and all documents, as necessary or as otherwise deemed by the Purchaser to be desirable in order to transfer and assign such rights and interests to the Company and vest full and unrestricted title thereof in the Company.

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Section 6.06 D&O Insurance.

Seller shall maintain a directors and officers insurance policy covering the officers and directors of the Company Group for a period of 3 years.

Article VII
[RESERVED]

Article VIII
[RESERVED]

Article IX
LIABILITY

Section 9.01 Survival of Representations.

(a) The representations and warranties of the parties contained in Article III, Article IV and Article V of this Agreement shall not survive the Closing and any inaccuracy or breach thereof shall not give rise to any liability of the applicable party, for indemnification or otherwise, whether under contract or law, other than the Seller’s representations under Section 4.01, Section 4.02, Section 4.03, Section 4.04, and Section 4.08 (“Seller Fundamental Representations”), the Company Fundamental Representations and the Purchaser’s Representations in Article V (together with the Seller Fundamental Representations and the Company Fundamental Representations, collectively the “Fundamental Representations”), all of which shall survive the Closing until the date that is 60 days after the expiration of the applicable statute of limitations (including all periods of extension and revisiting whether automatic or permissive) with respect to any theretofore unasserted claims arising out of or otherwise in respect thereof (each such period set forth above, as the case may, be shall be referred to as the “Survival Period”). Notwithstanding anything to the contrary in the foregoing, unless otherwise specifically set forth herein, no limitation, including the Survival Period above, shall apply to, and nothing in this Agreement or any in Transaction Document shall limit or prejudice any rights or remedies in the case of, any claims involving fraud or willful misrepresentation (“Fraud”). The parties hereby agree that this Section shall constitute a separate agreement for the requirements of Section 19 of the Israeli Limitation Law, 1958.

(b) All of the covenants and other agreements contained in this Agreement that by their nature are required to be performed on or after the Closing shall survive the Closing until fully performed or fulfilled in accordance with their respective terms.

Section 9.02 Liability of Seller, Founders and Company.

(a) Subject to the provisions of this Article IX, the Founders shall, severally and not jointly, indemnify the Purchaser and its Affiliates (including the Company Group) and each of their respective officers, directors, stockholders, employees, consultants, agents, representatives, successors and assigns (collectively, the “Indemnified Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse any such Indemnified Party for any Losses suffered, sustained by an Indemnified Party or to which they become subject to, as a result of, arising out of, relating to any of the following or any third party claim alleging, constituting or involving any of the following:

(1) any failure of any Company Fundamental Representation to be true and correct as of the date of this Agreement and as of the Closing Date (except that any such representations and warranties which by their terms are made solely as of a specified earlier date shall be true and correct only as of such specified earlier date);

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(2) any Fraud of Founder, or any Fraud in connection with representations or warranties made in Article III which Founder had actual knowledge of (including, without limitation, where the Founder’s knowledge was attributed to the “Knowledge” of the Company);

(3) any breach, default or violation of any covenant or obligation of, or agreement contained in this Agreement or in any other Transaction Document.

(b) Subject to the provisions of this Article IX, Seller, severally, shall indemnify the Indemnified Parties and hold each of them harmless from and against and pay on behalf of or reimburse any such Indemnified Party in respect of the any Loss which such Indemnified Party suffered, sustained or to which it becomes subject to, as a result of, arising out of, relating to or in connection with the following, or any third party claim alleging, constituting or involving any of the following:

(1) any failure of any Company Fundamental Representation to be true and correct as of the date of this Agreement and as of the Closing Date (except that any such representations and warranties which by their terms are made solely as of a specified earlier date shall be true and correct only as of such specified earlier date), except for any such failure is with respect to (i) any claim of any current or former employee, services provider of the Company or any third party for rights in or to securities of the Company under the Company Plan or otherwise, or (ii) with respect to any claim of any party for rights in or to securities of the Company which precedes October 2021, which shall be the sole responsibility of the Founders (the matters in (i) and (ii), the “Excluded Fundamental Representations”);

(2) any failure by Seller of any Seller Fundamental Representation made by Seller to be true and correct as of the date of this Agreement and as of Closing Date (except that any such representations and warranties which by their terms are made solely as of a specified earlier date shall be true and correct only as of such specified earlier date);

(3) any breach, default or violation of any covenant or obligation of, or agreement by, Seller contained in this Agreement or in any other Transaction Document;

(4) any Taxes (including interest, fines and gross-up, if any) in connection with any payment made to Seller in connection with this Agreement and the Transactions not otherwise withheld in full from such Seller under Applicable Law, or a Valid Tax Certificate; and

(5) any Fraud of Seller, or any Fraud in connection with a representation or warranty set forth in Article III which Seller had actual knowledge of.

(c) [reserved]

(d) Indemnification and Liability Cap: The maximum aggregate liability of the Founders and Seller for all Losses arising under Section 9.02(a)(1) and 9.02(b)(1), as applicable, shall not exceed the Aggregate Consideration, except that no (a) cap shall apply for claims under Section 9.02(a)(1) involving Fraud committed by such Founder or with the knowledge thereof, and (b) cap shall apply for claims under Section 9.02(b)(1) involving Fraud committed by Seller or with the knowledge thereof. The maximum aggregate liability of each Founder for Losses under Section 9.02(a)(1) (other than in case of Fraud) shall not exceed 20% of such Loss as allocated among the Founders in accordance with Exhibit A (provided that maximum aggregate liability of each Founder for Excluded Fundamental Representations (other than in case of Fraud) shall not exceed 100% of such Loss (and allocated in accordance with Exhibit A)), and the maximum aggregate liability of Seller for Losses under Section 9.02(b)(1) (other than in case of Fraud) shall not exceed 80% of such Loss. The maximum aggregate liability of Seller for Losses arising under Sections 9.02(b)(2) through 9.02(b)(4) shall be limited to one hundred percent (100%) of the portion of the Aggregate Consideration paid to Seller, except that no cap shall apply for claims under Section 9.02(b)(2) involving Fraud committed by Seller or with the knowledge thereof.

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(e) The amount of any Losses payable by the Seller or Founders shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor (subject to deduction from such recovered amount of any expenses incurred by the Indemnified Party in investigating, prosecuting and collecting such amount). If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person responsible for any Losses, after a Seller or the Founder, as applicable, makes an indemnification payment in respect of such Losses, and which amounts were not previously deducted from the Losses payable by the Seller or the Founder, as applicable, then the Indemnified Party shall promptly reimburse the Seller or the Founder, as applicable, for any payment made or expense incurred by Seller or the Founder, as applicable, in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in investigating, prosecuting and collecting such amount. Other than in case of Fraud, nothing in this Agreement shall be construed as a waiver by Seller or the Founders, as applicable of a right to claim that Purchaser has an obligation pursuant to Applicable Law to mitigate any Losses.

(f) Notwithstanding anything contained in this Agreement to the contrary, no Indemnified Party shall have any right to indemnification under this ARTICLE IX with respect to any Losses to the extent such Losses are duplicative of Losses that have previously been recovered, even though such Losses may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement.

(g) Any indemnification sought by an Indemnified Party hereunder and sought against Seller, shall be sought, to the extent the indemnification claim may be recovered from such consideration pursuant hereto, first from the Equity Consideration, to the extent not pledged, and thereafter in cash, unless otherwise requested by such Seller. Any indemnification sought by an Indemnified Party hereunder against the Equity Consideration (to the extent the indemnification claim may be recovered from such consideration pursuant hereto) shall be effected by voluntary surrender to the Parent by the applicable holder thereof, for no consideration whatsoever, of such number of Parent Shares equal to the amount required to satisfy the Losses due and recoverable from the Parent Shares up to the applicable limitation of liability, according to the higher of, at the time of indemnity: (1) Parent Share Value, and (2) the Fair Market Value (in each case of surrender for cancellation or forfeiture, rounded to the nearest whole number).

(h) Timing of Recovery. Any indemnification sought hereunder shall be payable by the Seller or Founder, as applicable (the “Indemnifying Party”), to the Indemnified Party, as follows: (i) within a 30 day-period following the resolution of such claim by mutual agreement between the Indemnifying Party and Purchaser; (ii) within a 30 day-period following the final determination of the Arbitrator; (iii) within a 30 day-period following the final resolution or settlement (as the case may be) of a Third Party Claim; (iv) within 10 days from the delivery by the Indemnifying Party of a Response Notice agreeing to the full Claimed Amount or indicating the Agreed Amount (as the case may be); or (v) within 10 Business Days from the lapse of the Dispute Period, if no Response Notice was delivered by the Indemnifying Party during such period. For the purposes hereof where the Founders and Seller are all liable to indemnify Purchaser in accordance with the terms of this ARTICLE IX, recovery of the amount shall be initiated on the same terms and timing (subject to Sub-section (g) above). For the purposes of this ARTICLE IX, Ofir Perl shall represent the Founders (“Founders Rep”), and any notice to, or consent, agreement or waiver required from, the Founders as Indemnifying Party shall be to or of the Founders Rep and binding upon all Founders, and Seller, Purchaser and Parent shall be entitled to rely on any of action, notice, waiver, consent or agreement of Founders Rep as conclusive, binding and enforceable upon all of the Founders.

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Section 9.03 Claims and Procedures.

(a) Claim Certificate. If any Indemnified Party has or claims to have incurred or suffered Losses for which it is, or may be entitled to, indemnification pursuant to this Article IX, the Purchaser shall deliver to all applicable Indemnifying Parties a certificate signed by any officer of the Purchaser within the applicable Survival Period (any such certificate delivered, a “Claim Certificate”):

(1) stating that an Indemnified Party believes that such Indemnified Party is or may otherwise be entitled to indemnification under Article IX of this Agreement;

(2) to the extent possible, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnified Parties claim to be entitled to receive, which shall be the amount of Losses such Indemnified Party claims to have so incurred or suffered or could reasonably be expected to incur or suffer (the aggregate amount of such estimate, as it may be modified by each Indemnified Party in good faith from time to time, being referred to as the “Claimed Amount”); and

(3) containing a brief description (based upon the information then possessed by Indemnified Party) of the material facts known to the Indemnified Party giving rise to such claim.

No delay in providing such Claim Certificate so long as it is within the applicable Survival Period shall affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Indemnifying Partes are prejudiced thereby.

(b) Dispute Procedure. During the forty-five (45) day period commencing upon the date on which notice is duly given pursuant to Section 10.07 to the applicable Indemnifying Parties of a Claim Certificate (the “Dispute Period”), the Indemnifying Parties may deliver to the Purchaser a written response (the “Response Notice”) in which the Indemnifying Parties: (i) agree that the full Claimed Amount is owed to the Indemnified Party; (ii) agree that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnified Party; or (iii) indicate that no part of the Claimed Amount is owing to the Indemnified Party. Any part of the Claimed Amount that is not expressly agreed to be owing to the Indemnified Party pursuant to the Response Notice shall be the “Contested Amount”. If a Response Notice is not duly given to the Purchaser prior to the expiration of the Dispute Period, then the applicable Indemnifying Parties shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnified Party and the Purchaser shall be entitled to conclusively rely on the Losses set forth in the Claim Certificate and the applicable Indemnifying Parties shall, severally, within ten (10) calendar days following the earlier of the expiration of the Dispute Period, pay their portion of the amount owed by each to the Indemnified Parties subject to the limitations set forth herein. It is understood that the Seller’s and the Founders’ liabilities as Indemnifying Parties are several and separate, even if arising from the same event or from breaches of the same or multiple representations, warranties, agreements, or covenants under this Agreement. Accordingly, any notice, response, action, or omission by the Seller or by the Founders’ Rep on behalf of the Founders, shall be effective only with respect to Seller or the Founders, respectively, and shall not bind or obligate the other.

(c) Payment of Claimed Amount. If the applicable Indemnifying Parties deliver a Response Notice agreeing that the full Claimed Amount or an Agreed Amount is owed to the Indemnified Parties, then the Purchaser shall be entitled to conclusively rely with respect to such Indemnifying Parties on Response Notice and each of the applicable Indemnifying Parties shall, severally, within ten (10) calendar days following the delivery of the Response Notice, pay their portion of the amount owed by each to the Indemnified Parties subject to the limitations set forth herein.

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(d) Resolution between the Parties. If some or all of the Indemnifying Parties deliver a Response Notice indicating that there is a Contested Amount, the applicable Indemnifying Parties and the Purchaser shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Purchaser and the Indemnifying Parties resolve such dispute, such resolution shall be binding on all the relevant Indemnifying and a settlement agreement stipulating the amount owed to the Indemnified Parties (the “Stipulated Amount”) shall be signed by Purchaser and the Indemnifying Parties, and the provisions of sub-Section (c) above shall apply, with the Stipulated Amount being considered as an Agreed Amount.

(e) Dispute Resolution. If the applicable Indemnifying Parties and the Purchaser are unable to resolve the dispute relating to any Contested Amount within thirty (30) calendar days after the date on which the Response Notice is deemed duly given pursuant to Section 10.07 to the Purchaser, then either the Purchaser or the applicable Indemnifying Parties may submit the claim described in the Claim Certificate to arbitration in accordance with Section 10.06. The arbitrator’s authority shall be confined to: (i) deciding whether the Indemnified Party is entitled to recover the Contested Amount (or a portion thereof), from which Indemnifying Party, and the portion of the Contested Amount the Indemnified Party is entitled to recover; and (ii) awarding expenses of the arbitration proceedings pursuant to this Section. Pending and subject to the arbitrator’s award the cost of the arbitrator shall be borne equally by the Purchaser and the applicable Indemnifying Parties. If the Purchaser or any of its Affiliates is requested or required in connection with such arbitration to provide any documents or information (whether or not in writing or by testimony), and the Purchaser or any of its Affiliates reasonably considers such document or information under the circumstance to be confidential, proprietary or otherwise sensitive (or, backed by legal counsel’s advise, to compromise an attorney-client privilege), then such document or information shall only be presented or provided to the arbitrator (and not to any other Person). The provisions of sub-Section (c) above shall apply, with respect to the amounts awarded in the final decision of the arbitrator to the Indemnified Parties as they apply to the Agreed Amount, and shall be paid within ten (10) calendar days following the delivery of the final decision of the arbitrator to the Indemnifying Parties.

Section 9.04 Defense of Third-Party Claims.

(a) In the event of the assertion or commencement by any Person of any claim or Proceeding with respect to which any Indemnifying Party shall become obligated to hold harmless, indemnify, compensate or reimburse any Indemnified Party pursuant to Article IX, the Purchaser shall have the right, at its sole election and at its sole expense (but subject to Purchaser’s right for indemnification hereunder), to proceed with the defense of such claim or Proceeding (subject to the following provisions). If the Purchaser so proceeds with the defense of any such claim or Proceeding:

(1) each Indemnifying Party shall use reasonable efforts to make available to the Purchaser any documents, materials and other information in their possession or control that may be necessary to the defense of such claim or Proceeding, make themselves available, and shall reasonably cooperate with Purchaser and its counsel in the contest or defense;

(2) the Indemnifying Parties shall have the right, at their election and sole expense, to participate in (but not to determine) the defense of such claim or Proceeding (provided that such participation does not jeopardize any attorney-client privilege of any Indemnified Party);

(3) the Indemnified Party shall promptly deliver to the Indemnifying Parties copies of all notices and documents (including court papers) delivered by or to such Person relating to or in connection with such claim or Proceeding and shall keep the Indemnifying Parties reasonably informed and provide reasonable regular updates to the Indemnifying Parties in respect of steps taken and developments relating to any such claim or Proceeding; and

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(4) the Indemnified Party shall have the right to settle, adjust or compromise such claim or Proceeding and to consent to the entry of any judgment; provided, however, that if the Purchaser settles, adjusts, compromises or consents to any such claim or Proceeding without the prior written consent of the Indemnifying Parties, then such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Losses incurred by the Indemnified Party in connection with such claim or Proceeding (it being understood that if the Purchaser requests that the Indemnifying Parties consent to a settlement, adjustment or compromise, the Indemnifying Parties shall not unreasonably withhold or delay such consent); provided that such settlement, adjustment or compromise (i) shall not subject any Indemnifying Party to any equitable remedies and (ii) shall include a full and unconditional written release by the third party claimants of the Indemnifying Parties of all liability in respect of such claim (if and to the extent such third party claim included any assertion of liability against the Indemnifying Parties).

(b) The Purchaser shall give the Indemnifying Parties notice of the commencement of any such Proceeding against any Indemnified Party. No delay in providing such notice shall affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Indemnifying Parties are materially prejudiced thereby.

(c) If the Indemnified Party does not elect to control the defense of any such Proceeding, the Seller may elect to control the defense (on behalf of the Seller and the Founders, or if the Indemnifying Parties are only the Founders, then the Founders, through the Founders Rep, may elect to control the defense) of such claim or Proceeding with counsel reasonably satisfactory to the Purchaser; provided, however, that the Indemnifying Parties may not settle, adjust or compromise any such Proceeding or consent to the entry of any judgment, without the prior written consent of the Purchaser (which consent may not be unreasonably withheld or delayed), other than solely a monetary settlement of claims which are borne in whole by the Indemnifying Parties from their own resources.

Section 9.05 No Contribution.

No Seller or Founder shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other recovery right or remedy against the Company Group in an attempt to recover from the Company Group advancement, indemnification, contribution or other recovery of any kind (in any capacity whatsoever, including as a current or former manager, officer and/or director) with respect to any matter that is a breach of any covenant or of the representations and warranties of Seller or any Company Group indemnifiable hereunder or in connection with any claim for Fraud.

Section 9.06 Set-Off.

The Purchaser and Parent shall be entitled to set off any or the entire portion of amounts due by Seller or Founder to the Purchaser hereunder in accordance with Section 9.02(h) (and in no other event) against any amount payable to Seller or such Founder, respectively, in any capacity whatsoever, including from proceeds of any dividend or other distribution payable in respect of Parent Shares from time to time, or by way of forfeiture or surrender for cancellation (for no consideration) of shares (as determined in accordance with Section 9.02(g)); provided that any such set-off, forfeiture or surrender for cancellation shall be subject to the terms of the pledge of Parent Shares to Bank Leumi.

Section 9.07 Tax Impact.

The parties hereto agree to treat any indemnity payment made pursuant to this Article IX or as an adjustment to the Aggregate Consideration for Tax purposes.

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Section 9.08 Exclusive Remedy

Except for the right to seek non-monetary remedy, including injunctive relief, specific performance and other equitable remedies, the provisions set forth in this Article IX shall be the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims from and after the Closing Date arising out of and under this Agreement, other than in case of Fraud.

Article X
Miscellaneous

Section 10.01 Entire Agreement.

This Agreement, the Transaction Documents (and the respective schedules and exhibits hereto and thereto) constitute and represent the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral (with no concession being made as to the existence of any such agreements and understandings), between the parties with respect to the subject matter of this Agreement (including without limitation any prior proposal, term sheet, letter of intent, memorandum of terms or expression of interest).

Section 10.02 Amendments and Waivers.

(a) This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and Parent, on the one hand, and Seller, on the other hand; provided that that this Agreement may not be amended in a manner that adversely affects a Founder’s rights or obligations without the consent of such Founder (and if affects all Founders - the consent of the Founders Rep). Any amendment executed in accordance with the foregoing shall be binding upon all parties and their respective successors and assigns.

(b) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.03 Assignment; No Third Party Beneficiaries.

(a) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that the Purchaser may transfer or assign this Agreement and any of their respective rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time, provided that in case of an assignment prior to the Closing, the Purchaser and Parent (jointly and severally) shall remain liable for all of their obligations hereunder, and (ii) after the Closing Date, to an acquirer of all or substantially all of Company’s shares or any line of business or products involving the Company’s lines of business or products (whether by sale, merger, sale of assets or otherwise), assuming the obligations hereunder.

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(b) Subject to sub-Section (a) above, the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors, assigns, heirs, executors, and administrators. This Agreement is not intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and assigns or as explicitly stated herein.

Section 10.04 Attorney-Client Privilege.

At and after the Closing, the attorney-client privilege of the Company Group related to the negotiations and terms of this Agreement and the Transaction Documents Agreements and the transactions contemplated hereby and thereby will be deemed to be the right of the applicable Indemnifying Parties, and not that of the Company Group, and may be waived only by the Seller and/or Founders Rep, as applicable. Absent the consent of Seller and/or Founders Rep, as applicable, Purchaser will not have a right to access attorney-client privileged material of the Company Group in relation to the negotiations and terms of this Agreement, the transactions contemplated thereby or any Seller’s or founders’ obligations hereunder.

Section 10.05 Governing Law.

This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Israel without regard to conflict of law principles.

Section 10.06 Dispute Resolution: Arbitration.

(a) All disputes arising out of or in connection with this Agreement shall be exclusively and finally settled by arbitration under the Rules of Arbitration of the Israeli Institute of Commercial Arbitration (the “Arbitration Rules”). The number of arbitrators shall be one. The arbitrator shall be appointed in accordance with the Arbitration Rules. The seat of the arbitration shall be Tel-Aviv, Israel. The law governing this arbitration agreement shall be the law of the State of Israel. The parties agree that the subject matter of the arbitration agreement relates to more than one country. Notwithstanding the foregoing, nothing herein shall prevent Purchaser or Seller seeking any interim relief in any jurisdiction.

(b) The Indemnified Parties may redact proprietary and/or confidential information in any information and/or document (including designate customers, purchasers or any other business partners, or products, by code numbers/code names (without disclosing any names)). The parties shall cooperate and hereby consent that any proceeding hereunder and the content of any discussions or communications shall be conducted on a confidential basis, and shall be subject to such disclosure restrictions imposed on the parties under any Applicable Law.

Section 10.07 Notices.

All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly delivered (a) when delivered in person, (b) upon transmission by electronic mail or facsimile or (if transmitted and received on a non-Business Day or during non-business hours in the place of recipient) on the first Business Day following transmission, (c) upon receipt after dispatch by registered or certified mail, postage prepaid, confirmation of delivery requested, or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to the Parent, Purchaser or to the Company (following the Closing Date), to:

Minute Media Inc.

SIX, 2nd Floor

Cricket Square PO Box 2681

Grand Cayman KY1-1111, Cayman Islands

Email: legal@minutemedia.com

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with a copy (which shall not constitute notice) to:

Meitar, Law Offices,

16 Abba Hillel Rd.

Ramat Gan 5250608, Israel

Attention: Talya Gerstler, Adv.

Tel: +972-3-6103100

Fax: +972-3-6103648

Email: gtalya@meitar.com

if to Seller, to such address and other contact details appearing on the signature page hereof,

with a copy (which shall not constitute notice) to:

Naschitz, Brandes Amir &Co., Law Offices,

5 Tuval St.

Tel-Aviv 6789717, Israel

Attention: Ori Rahat, Adv., Daniella Ben Shalom, Adv.

Tel: +972-3-6235000

Fax: +972-3-6235106

Email: orahat@nblaw.com; dbenshalom@nblaw.com

if to a Founder, to such address and other contact details appearing on the signature page hereof,

with a copy (which shall not constitute notice) to:

Katzenell Dimant

89 Medinat Hayehudim St., Herzliya Business Park, Building E, 9th Floor
Herzliya Pituach, 4614001 Israel

Attention: Einat Katzenell, Adv

Tel: 972.9.9500555

Fax: 972.9.9518666

Email: einat@kdlaw.co.il

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto in accordance with this Section 10.07.

Section 10.08 Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

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Section 10.09 Remedies.

Except as explicitly set forth herein in Article IX, all other rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

Section 10.10 Specific Performance.

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity, in each case without the requirement of posting any bond or other type of security.

Section 10.11 Expenses.

Except as specifically and expressly provided otherwise in this Agreement, all costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Transactions, shall be paid by the party incurring such cost or expense. This Section shall survive the consummation, termination or expiration of this Agreement, the Closing and the transactions contemplated hereby.

Section 10.12 Interpretation.

(c) Each of the parties acknowledges that it had assessed the risk, uncertainties and benefits of the transactions contemplated by this Agreement and each Transaction Document to which it is a party, and that it was represented by legal counsel in the negotiation, execution and delivery of the Transaction Documents. Accordingly, and based on the foregoing facts, among other factors, each party acknowledges and agrees that, for purposes of interpreting this Agreement or any other Transaction Document, no party has had any preference in the design of the provisions of this Agreement (including within the meaning of Section 25(b1) of the Contracts Law (General Part), 1973 (as amended)).

(d) The use of the words “includes” or “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference in this Agreement to $ shall mean U.S. dollars. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. A document or other item of information shall be deemed to have been “made available” only if such document or other item of information was included in the virtual data room established by the Company in connection with the Transactions and Purchaser and its Representatives (designated by Purchaser for such purpose) were not restricted from having access to such document (other than pursuant to user-based passwords needed to access such data room). The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement

Section 10.13 Counterparts.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format, Docusign or the like, or by facsimile transmission, shall be sufficient to bind the parties to the terms and conditions of this Agreement as an original.

— Signature Page Follows —

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IN WITNESS WHEREOF, the parties hereto have executed this SHARE PURCHASE AGREEMENT as of the date first written above.

PRO SPORTORITY (ISRAEL) LTD.

By:	/s/ Asaf Peled
Name:	Asaf Peled
Title:	Director

minute media inc.

By:	/s/ Asaf Peled
Name:	Asaf Peled
Title:	Director

CORTEX MEDIA GROUP LTD.

By:	/s/ Ofir Perl
Name:	Ofir Perl
Title:	CEO

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IN WITNESS WHEREOF, the parties hereto have executed this SHARE PURCHASE AGREEMENT as of the date first written above.

GIX MEDIA LTD.

By:	/s/ Amihay Hadad
Name:	Amihay Hadad
Title:	Director

Address: 3 Hanehoshet St, Building B, 7th floor, Tel Aviv, Israel

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IN WITNESS WHEREOF, the parties hereto have executed this SHARE PURCHASE AGREEMENT as of the date first written above.

Ofir Perl

/s/ Ofir Perl

Address:

Yossi Zlotnick

/s/ Yossi Zlotnick

Address:

Asael Sharabi

/s/ Asael Sharabi

Address:

Mordi Perl

/s/ Mordi Perl

Address: